EXHIBIT 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
AMERICAN CELLULAR CORPORATION,
HIGHLAND CELLULAR HOLDINGS, INC.,
HIGHLAND CELLULAR, LLC,
HIGHLAND ACQUISITION SUB, LLC,
and
HIGHLAND CELLULAR HOLDINGS, INC.,
in its capacity as the Equityholders’ Representative,
and, for purposes of Sections 6.07 and 9.08,
FARAMARZ ATTAR
and, for purposes of Section 6.07,
TOM ATTAR

Dated as of May 10, 2006

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 10, 2006 by and among AMERICAN CELLULAR CORPORATION, a Delaware corporation (“Acquiror”), HIGHLAND ACQUISITION SUB, LLC, a Delaware limited liability company (“Merger Sub”), HIGHLAND CELLULAR, LLC, a Delaware limited liability company (the “Company”), HIGHLAND CELLULAR HOLDINGS, INC., a Delaware corporation, (“Parent”), HIGHLAND CELLULAR HOLDINGS, INC., in its capacity as the Equityholders’ Representative (as defined below), TOM ATTAR for purposes of Section 6.07 and FARAMARZ ATTAR for purposes of Sections 6.07 and 9.08.
R E C I T A L S
     WHEREAS, as of the date hereof, the Persons listed on Exhibit A hereto (collectively, the “Equityholders”) own the Class A Units of the Company (the “Class A Units”) and the Class B Units of the Company (the “Class B Units”) in each case as specified on such schedule;
     WHEREAS, the parties hereto have each determined that it is advisable for, and in the best interests of their respective equityholders that, Merger Sub, a wholly-owned subsidiary of Acquiror, merge with and into the Company (the “Merger”), pursuant to and subject to the terms and conditions of this Agreement and the Delaware Limited Liability Company Act (“Delaware Law”);
     WHEREAS, concurrently with the execution of this Agreement and as an inducement to Acquiror and Merger Sub to enter into this Agreement, Equityholders owning a majority of the outstanding Class A Units and Class B Units (the “Majority Holders”) have executed a Written Consent of Equityholders, pursuant to which, among other things, the Majority Holders have approved and adopted this Agreement and the Merger and agreed not to vote or take any other action that could cause such approval and adoption to be rescinded or modified;
     WHEREAS, Faramarz Attar, as a material inducement to Purchaser entering into this Agreement, hereby agrees to be bound by Section 9.08 hereof and to guarantee certain payment obligations.
     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. Certain Defined Terms. For purposes of this Agreement (including the Schedules hereto) the terms defined in this Agreement shall have the following meanings:
     “Acceptance Letters” means the letters delivered to the Company by each of the Equityholders, in form and substance and containing such other terms as are mutually, reasonably acceptable to the Acquiror and the Parent, and pursuant to which each Equityholder (other than Dissenting Unitholders) surrenders any certificates it may have for Units in exchange for a portion of the Merger Consideration, represents that it is the owner of and has the right to transfer its Units free of all Liens and pursuant to which it ratifies appointment of the Equityholders’ Representative and waives any remaining available appraisal rights.
     “Acquiror” shall have the meaning set forth in the introductory paragraph.
     “Acquiror Indemnified Party” shall have the meaning set forth in Section 9.01(a).
     “Acquiror’s Knowledge” means the actual knowledge of Ronald L. Ripley and Thomas A. Coates after reasonable inquiry.
     “Acquiror Material Adverse Effect” shall have the meaning set forth in Section 8.03.
     “Acquisition Documents” means this Agreement, and any amendment hereof, together with the Disclosure Schedule to this Agreement, the Ancillary Agreements and any exhibits.
     “Action” means any action, complaint, claim, arbitration, inquiry, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, by or against any Person or Governmental Authority or before any arbitrator or Governmental Authority.
     “Affiliate” or “affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by Contract or otherwise.
     “Aggregate Proceeds Limit” shall have the meaning set forth in Section 9.01(b).
     “Agreement” shall have the meaning set forth in the introductory paragraph.
     “Alta” means Alta Communications VIII, L.P., Alta-Comm VIII S By S, LLC, Alta Communications VIII-B, L.P. and Alta VIII Associates, LLC, collectively.
     “Alternative Offer” shall have the meaning set forth in Section 6.07(c).
     “Ancillary Agreements” means the Escrow Agreement and the Acceptance Letters.
     “Applicable Percentage” means the outstanding principal balance of any Put Note divided by the aggregate outstanding principal balance of all of the Put Notes, expressed as a percentage.
     “Appraised Value” shall have the meaning set forth in Section 2.08.
     “Attars” means Faramarz Attar and Tom Attar.
     “Audited Financial Statements” shall have the meaning set forth in Section 4.06(a).
     “Breaching Party” shall have the meaning set forth in Section 11.01.

     “Business” means the business of operating the Cellular System and providing related services.
     “Business Days” means any day other than a Saturday or Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.
     “Cap” shall have the meaning specified in Section 9.01(a).
     “CAPEX Budget” shall have the meaning specified in Section 4.26.
     “Cellular Authorizations” shall have the meaning set forth in Section 3.01.
     “CGSA” shall mean Cellular Geographic Service Area, as such term is defined in §22.911 of the FCC’s rules (47 C.F.R. §22.911).
     “Cellular System” means the system providing Commercial Mobile Radio Services, as defined by 47.C.F.R. § 20.3, that is owned and operated by the Company and its Subsidiaries within the Cellular Geographic Service Area (as that term is defined in, 47 C.F.R. § 22.911) in rural service area number 2 in the state of Virginia and in Rural Service Area numbers 6 and 7 in the state of West Virginia, and which provides coverage (if any) in Basic Trading Areas (“BTAs”) 229 (Kingsport, TN), 376 (Roanoke, VA), 035 (Beckley, WV), 082 (Clarksburg — Elkins, WV), and Major Trading Area 018 (Cincinnati, OH).
     “Certificate of Merger” shall have the meaning set forth in Section 3.02.
     “Class A Units” shall have the meaning set forth in the Recitals.
     “Class B Units” shall have the meaning set forth in the Recitals.
     “Closing” shall have the meaning set forth in Section 3.01.
     “Closing Date” shall have the meaning set forth in Section 3.01.
     “Closing Payment” shall have the meaning set forth in Section 2.05(b)(iv)(A).
     “COBRA” shall have the meaning set forth in Section 4.19(i).
     “Communications Act” shall have the meaning set forth in Section 4.12(p).
     “Company” shall have the meaning set forth in the introductory paragraph.
     “Company Material Adverse Effect” shall have the meaning set forth in Section 7.09.
     “Company Subsidiary” means Highland PCS, LLC.
     “Company’s Knowledge” or “to the knowledge of the Company” or “Company Subsidiary’s Knowledge” or “to the knowledge of the Company Subsidiary” or any similar phrase means the actual knowledge of Jonathan D. Foxman, Tom Attar or David McClure after reasonable inquiry.

     “Contract” means any written or oral contract, agreement, lease, license, instrument, or other document or commitment, arrangement, undertaking, practice or authorization, including all amendments and supplements thereto, that is binding on any Person or its property under any applicable Law.
     “Deductible” shall have the meaning set forth in Section 9.01(a).
     “Default” means (a) any breach, default or violation of the provisions of any Contract or Law, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation of the provisions of any Contract or Law or cause a Lien to arise, or (c) with respect to any Contract or Permit, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, suspension, revocation, renegotiation, acceleration or a right to receive damages or a payment of penalties or cause a Lien to arise.
     “Delaware Law” shall have the meaning set forth in the Recitals.
     “Designated Area” shall mean, with respect to the Company’s status as an ETC, the geographic area within a state where the Company is required to meet the obligations of an ETC and is authorized to receive federal and/or state universal service support.
     “Dissenting Merger Consideration” means that portion of the Merger Consideration that would have been payable to the Dissenting Unitholders under Section 2.03 had they not exercised their dissent right.
     “Dissenting Unitholders” shall have the meaning set forth in Section 2.08.
     “Dissenting Units” shall have the meaning set forth in Section 2.08.
     “E911” shall have the meaning set forth in Section 4.12(r).
     “Effective Time” shall have the meaning set forth in Section 3.02.
     “Environmental Laws” means common law, CERCLA, RCRA, the National Environmental Policy Act of 1969, as amended, the National Historic Preservation Act and any applicable Law, ordinances, codes, licenses, permits, orders, approvals, plans, directives, authorizations, concessions, franchises and similar items of all Governmental Authorities and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to (i) the protection of human health or the environment from the effects of Hazardous Substances, including but not limited to those pertaining to reporting, licensing, permitting, investigating and remediating, discharges, Releases or Threat of Release of Hazardous Substances into the air, surface water, sediments, groundwater or land, and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, and (iii) actions that may or will have a significant impact on the quality of the human environment as set forth in 47 C.F.R. § 1.1301 et seq.

     “Environmental Permit” means any Governmental Authorization required by or pursuant to any Environmental Law with respect to the ownership, occupancy or operation of the Company’s Business.
     “Equityholders” shall have the meaning set forth in the Recitals.
     “Equityholders’ Representative” shall have the meaning set forth in Section 9.07.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person that, together with the Parent, the Company and/or a Company Subsidiary as of the relevant measuring date under ERISA, is required to be treated as single employer under Section 414 of the Code.
     “Escrow Agent” shall have the meaning set forth in Section 2.06.
     “Escrow Agreement” shall have the meaning set forth in Section 2.06.
     “Escrowed Amount” shall have the meaning set forth in Section 2.06.
     “Escrow Share” shall have the meaning set forth on Schedule 2.03.
     “ETC” means the Company’s or a Company Subsidiary’s status as a designated eligible telecommunications carrier pursuant to 47 U.S.C. § 214(e) and 47 C.F.R. Part 54, as the same may be amended, where the Company or such Company Subsidiary is authorized to receive federal and/or state universal service support.
     “Excluded Employees” shall have the meaning set forth in Section 6.06(a).
     “FCC” shall have the meaning set forth in Section 3.01.
     “FCC Authorizations” shall have the meaning set forth in Section 3.01.
     “Final Order” shall have the meaning set forth in Section 7.04.
     “Financial Statements” shall have the meaning set forth in Section 4.06(a).
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, court, tribunal or other instrumentality of any government, whether federal, interstate, state or local, domestic or foreign.
     “Governmental Authorizations” means all approvals, concessions, consents, Permits, plans, registrations and other authorizations of all Governmental Authorities in connection with the ownership or operation of the Company, the Company Subsidiary, the Business or the business of the Company Subsidiary.

     “Gross Merger Consideration” shall mean the Gross Purchase Price, less (i) any Indebtedness of the Company existing immediately prior to Closing, including Notes as to which no Put has been exercised and less (ii) Transaction Expenses.
     “Gross Purchase Price” means Ninety-Five Million Dollars ($95,000,000).
     “GUST” shall have the meaning set forth in Section 4.19(e).
     “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.
     “Hazardous Substance” means any hazardous or toxic substance, pollutant, contaminant or other material which, as of the date of this Agreement, is defined as hazardous or toxic under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and its implementing regulations; defined as a hazardous waste or regulated substance under the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”) and its implementing regulations; or is regulated under any applicable Environmental Laws, including any substance which has been determined by regulation, ruling or otherwise by any Governmental Authority to be a hazardous or toxic substance regulated under applicable Law, and shall include, but not be limited to, petroleum and petroleum products.
     “Indebtedness” means, with respect to any Person and without duplication, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures, derivatives, swaps, interest rate protection agreements or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the sellers or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

     “Indemnified Party” shall have the meaning set forth in Section 9.03.
     “Indemnifying Party” shall have the meaning set forth in Section 9.03.
     “Intellectual Property” shall have the meaning set forth in Section 4.15(a).
     “Interim Financial Statements” shall have the meaning set forth in Section 4.06(a).
     “Investors’ Rights Agreement” means that certain Investors’ Rights Agreement among the Parent, the Company and the Noteholders named therein, dated as of April 23, 2003.
     “Law” means any constitutional provision, statute or other law (including common law), rule, regulation or interpretation of any Governmental Authority and any Order.
     “Lease” means any and all leases, subleases, licenses, sale/leaseback agreements or other similar arrangements.
     “Leased Real Property” means the real or immovable property leased by the Company or the Company Subsidiary as tenant, together with, to the extent leased by the Company or the Company Subsidiary, all building and other structures, facilities, or improvements currently located thereon, all fixtures, systems, equipment and items of personal or movable property of the Company or the Company Subsidiary attached or appurtenant thereto and all easements, servitudes, licenses, rights and appurtenances relating to the foregoing.
     “Liability” means any liability, Indebtedness, obligation, expense, claim, loss, cost, damage, obligation, responsibility, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, known or unknown, due or to become due, liquidated or unliquidated, whether or not secured.
     “Licensed Area” means The geographic areas identified in Section 3.01 of the Disclosure Schedules as the “Licensed Area. “
     “Liens” means all security interests, liens, pledges, charges, claims, encroachments, defects of title, options, rights of first refusal or first offer, easements, licenses, covenants or any other encumbrances or restrictions on the use or exercise of any attribute of ownership.
     “LLC Agreement” means that certain Corrected Second Amended and Restated Limited Liability Company Agreement of Highland Cellular, LLC, made as of January 1, 2005, by and among the Company, the Parent, the Class B Members (as defined therein), and any other Persons admitted as parties thereto in accordance with the provisions thereof.
     “Loss” or “Losses” means, without duplication, any disbursement, Liability, Tax, loss, deficiency, damages, penalty or amount paid in settlement of any kind or nature, including but not limited to, reasonable legal, accounting and other professional fees and expenses incurred in the investigation of third party claims or the collection, prosecution and defense of any claims that may be imposed on or otherwise incurred or suffered by the specified person.
     “Majority Holders” shall have the meaning set forth in the Recitals.

     “Management Incentive Equity Plan” shall mean the Company’s Approved Management Incentive Plan, as defined in the LLC Agreement.
     “Material Contracts” shall have the meaning set forth in Section 4.14(a).
     “Merger Consideration” shall mean the Gross Purchase Price, less (i) the Put Purchase Price, if the Put has been exercised, less (ii) any Indebtedness of the Company existing immediately prior to Closing, including Notes as to which no Put has been exercised, and less (iii) Transaction Expenses.
     “Merger Sub” shall have the meaning set forth in the introductory paragraph.
     “Microwave Authorizations” shall have the meaning set forth in Section 3.01.
     “NDA” shall have the meaning set forth in Section 10.01.
     “Non-Breaching Party” shall have the meaning set forth in Section 11.01.
     “Noteholder Payoff Letter” shall have the meaning set forth in Section 7.10(c).
     “Noteholders” means those persons holding the 12% Subordinated Convertible Notes (the “Notes”) of the Company issued pursuant to that certain Note Purchase Agreement among the Parent, the Company and the other parties thereto dated as of April 11, 2003 (the “Note Purchase Agreement”).
     “Notice of Interest” shall have the meaning set forth in Section 2.3(a) of the Investors’ Rights Agreement.
     “Notifying Party” shall have the meaning set forth in Section 6.02.
     “NQDC Plan” shall have the meaning set forth in Section 4.19(j).
     “Order” means any decree, injunction, judgment, order, ruling, assessment or writ issued by a Governmental Authority.
     “Outside Date” shall have the meaning set forth in Section 11.02(e).
     “Parent” shall have the meaning set forth in the introductory paragraph.
     “Parent Indemnified Party” shall have the meaning set forth in Section 9.02(a).
     “Parent’s Knowledge” or “to the knowledge of the Parent” or any similar phrase means the actual knowledge of the Attars, after reasonable inquiry.
     “Permit” means any license, permit, franchise, certificate of authority, or order, or any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Authority.

     “Permitted Liens” means (i) any lien or other encumbrance for Taxes not yet due and payable or that are identified on Schedule 1.01 as being contested in good faith by the Company or the Company Subsidiary and for which adequate reserves are reflected in the most recent consolidated balance sheet of the Company and the Company Subsidiary, (ii) as to leaseholds, interests of the lessors thereof and Liens affecting interests of such lessors, provided that such interests and Liens of the lessors did not arise from a Default by the Company, a Company Subsidiary or any of their respective Affiliates, (iii) Liens of carriers, warehousemen, mechanics, vendors (to the extent arising by operation of Law), workmen, repairmen, laborers and materialmen or other similar encumbrances incurred in the ordinary course of the Company’s Business or the business of the Company Subsidiary for sums not yet due or being diligently contested in good faith, if reserves shall have been made therefor but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto, (iv) existing building restrictions, ordinances, easements of roads, privileges, or rights of public service companies, and (v) any lien or other encumbrance set forth on Section 1.01 of the Disclosure Schedule.
     “Person” means any corporation, partnership, limited liability company, joint venture, business association, other entity or individual.
     “Plans” shall have the meaning set forth in Section 4.19(a).
     “Policies” shall have the meaning set forth in Section 4.23.
     “Post-Closing Tax Period” shall have the meaning set forth in Section 6.10(b).
     “Pre-Closing Tax Period” shall have the meaning set forth in Section 6.10(b).
     “Proposed Settlement” shall have the meaning set forth in Section 9.05.
     “PSAP” means Public Safety Answering Point.
     “Purchase Agreements” means those Contracts pursuant to which the Company has acquired any Person, assets or business and under which the survival period of the representations and warranties has not expired.
     “Put” means the right exercisable under Section 4.1 of the Investors’ Rights Agreement.
     “Put Note” means any Note as to which the Put has been exercised.
     “Put Purchase Price” shall have the meaning set forth in Part II of Schedule 2.03.
     “Receivables” means any and all accounts receivable, notes and other amounts receivable by the Company from third parties, including, without limitation, customers, arising from the conduct of the Business or otherwise before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.
     “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

     “Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or postremedial monitoring and care; or (d) to bring the ownership or operation of the Company, a Company Subsidiary, or the Business into compliance with Environmental Laws and Environmental Permits.
     “Required Consents” shall have the meaning set forth in Section 4.05.
     “Required Notices” shall have the meaning set forth in Section 4.05.
     “Reserve Amount” shall mean $1,250,000.
     “Reserve Share” shall have the meaning set forth on Schedule 2.03.
     “Restricted Parties” shall have the meaning set forth in Section 6.07(a).
     “Restrictive Covenants” shall have the meaning set forth in Section 6.07(d).
     “Retained Employees” shall have the meaning set forth in Section 6.06(a).
     “Retention Pool” shall have the meaning set forth in Section 6.06(d).
     “ROFR” means the right exercisable by Alta under Section 2.3 of the Investors’ Rights Agreement.
     “ROFR Notice” means the notice required to be delivered by the Parent and the Company under Section 2.3(a) of the Investors’ Rights Agreement.
     “Senior Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of December 19, 2005 among the Company, CoBank, ACB, as Administrative Agent and a lender, and the other lenders party thereto from time to time.
     “Shared Expenses” shall have the meaning set forth in Section 12.03.
     “Specified Representations” has the meaning set forth in Section 9.01(a).
     “Subsidiary” means with respect to any specified Person, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (b) whose management decisions and corporate actions are directly or indirectly subject to the present control of such specified Person, or (c) whose voting securities are more than 50% owned, directly or indirectly, by such specified Person.
     “Surviving Entity” shall have the meaning set forth in Section 2.01.
     “System Employee” shall have the meaning set forth in Section 6.06(a).

     “Tangible Personal Property” shall have the meaning set forth in Section 4.17.
     “Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Tax Sharing Agreement” means a Contract to which the Company or the Company Subsidiary is a party and that provides for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax Liability.
     “Taxes” means (a) any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any Governmental Authority, wherever located (i.e., whether federal, state, local, municipal, or foreign), including all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition, and any Tax Liability incurred or borne as a transferee or successor or by Contract or otherwise, and (b) any Liability of the Company for the payment of amounts of the type described in the immediately preceding clause (a).
     “Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the environment that may result from such Release.
     “Transaction Expenses” means, without duplication, all out-of-pocket third party fees and expenses incurred by the Company in connection with the negotiation of this Agreement, the Acquisition Documents and the other documents to be executed and delivered in connection herewith and the consummation of the contemplated transactions, the broker fee payable to Media Venture Partners, an amount equal to one-half of the Retention Pool and an amount equal to one-half of the Shared Expenses, each to the extent not paid prior to Closing.
     “Units” means all of the issued and outstanding equity interests of the Company.
     “Unjust Enrichment Penalty” shall have the meaning given such term in §1.2111 of the FCC’s rules (47 C.F.R §1.2111).
     “WARN” shall have the meaning set forth in Section 4.20(l).
     SECTION 1.02. Interpretation.
          (a) In this Agreement, unless a clear contrary intention appears:
     (i) The singular number includes the plural number and vice versa;
     (ii) Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

     (iii) Reference to either gender or neuter includes the other pronoun forms, as appropriate;
     (iv) Reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, as well to all addenda, exhibits, schedules or amendments thereto;
     (v) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
     (vi) “Hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, subdivision or other provision;
     (vii) “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and
     (viii) The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation; all references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Schedule.
          (b) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted for or against any party shall not apply to any construction or interpretation hereof.
ARTICLE II
THE MERGER; PURCHASE PRICE AND ESCROW
     SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate limited liability company existence of Merger Sub shall cease and the Company shall continue as the surviving business entity of the Merger (the “Surviving Entity”) and as a wholly-owned subsidiary of Acquiror. The name of the Surviving Entity shall be Highland Cellular, LLC.
     SECTION 2.02 Effect of Merger on Equity Interests of Merger Sub. Each issued and outstanding equity interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time by virtue of the Merger and without any action on the part of Acquiror or Merger Sub into and become one fully paid and nonassessable Series A Unit of the Surviving Entity.
     SECTION 2.03 Effect on the Company’s Units. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any equity interests of the Company or Merger Sub, each issued and outstanding Class A Unit and Class B Unit other than Dissenting Units, subject to the terms and conditions of this Agreement, shall be converted, without any further action, into the right to receive, and become exchangeable for, a portion of the Merger Consideration determined in accordance with Part I of Schedule 2.03.
          (a) Effect on Class A Units and Class B Units. All such Class A Units and Class B Units that are issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each Class A Unit and Class B Unit (other than Dissenting Units) and any certificates representing such Units shall thereafter represent only the right to receive that portion of the Merger Consideration payable in respect thereof in each case in accordance with this Article II. The Equityholders shall from and after the Effective Time cease to have any rights with respect to the Units, except as otherwise provided herein or by Delaware Law.
          (b) Treasury Units; Units held by Acquiror. Any Units held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no cash or other property shall be delivered or deliverable in exchange therefor.
          (c) Tax Characterization. Consistent with Rev. Rul. 99-6, 1996-6 I.R.B. 6, the parties hereto shall treat the transactions resulting from the Merger, to the Equityholders, as a sale of interests in the Company and, to the Acquiror, as of purchase of the assets of the Company and the Company Subsidiary. For purposes of Section 751 and 1060 of the Code to the Equityholders and Acquiror, respectively, the Merger Consideration (and liabilities assumed) shall be allocable to the assets of the Company and Company Subsidiary according to their relative fair market value consistent with the methodology set forth in Section 1060 of the Code. The parties agree that the fair market value of the tangible assets of the Company and Company Subsidiary shall be equal to their adjusted tax basis as of the Closing Date for all Tax and financial reporting purposes. Parent shall provide the Acquiror a schedule of the adjusted tax basis of the tangible assets as of the Closing Date within ninety (90) days after the Closing Date. The parties further agree that no part of the Merger Consideration (or liabilities assumed) shall be allocable to the restrictive covenants set forth in Sections 6.07 (a), (b) and (c) hereof.
     SECTION 2.04 Acceptance Letters. At the Effective Time, each Equityholder (other than any Dissenting Unitholder) shall be entitled to receive that portion of the Merger Consideration payable to it, determined in accordance with Schedule 2.03, upon delivery to the Company of a duly executed Acceptance Letter accompanied by a certificate representing such Units, to the extent issued. Payment to the Equityholders for such Units shall be made directly by the Equityholders’ Representative in accordance with Section 2.05 or pursuant to the Escrow Agreement.

     SECTION 2.05 Payments; No Further Rights.
          (a) Payments to Equityholders. The Equityholders have appointed the Equityholders’ Representative to effect the delivery of the consideration payable to the Equityholders under this Agreement.
          (b) Payment of the Gross Purchase Price. At the Closing, Acquiror shall pay the Gross Purchase Price as follows:
     (i) first, to the extent any Unjust Enrichment Penalty is assessed in connection with the consummation of the transactions contemplated hereby, and such penalty is not paid as of the Closing Date in accordance with Section 6.09, to the FCC, the amount of any such Unjust Enrichment Penalty;
     (ii) second, to the extent that any microwave cost-sharing obligations have arisen under 47 C.F.R. §24.239 and relate to the Company’s or the Company Subsidiary’s operation of the Cellular System prior to the Closing, and such amounts are not paid as of the Closing Date in accordance with Section 6.16, to such parties and in such amounts as are required by 47 C.F.R. §24.239;
     (iii) third, to the extent that any fine or forfeiture or any other penalty is assessed against the Company or the Company Subsidiary with respect to its or their failure to comply with the FCC’s rules regarding the deployment of E911 service, and such amount is not paid as of the Closing Date in accordance with Section 6.17, to such parties and in such amounts as are required by the FCC’s rules; and
     (iv) fourth, to (A) the Equityholders’ Representative, by wire transfer of immediately available funds, an amount equal to the Merger Consideration, less the Equityholders’ Escrow Share and plus the Noteholders’ Reserve Share, determined in accordance with Part IV of Schedule 2.03 (the “Closing Payment”), (B) to the Escrow Agent, the Escrowed Amount and (C) to each of the Noteholders exercising the Put, the Put Purchase Price with respect to the applicable Put Note as set forth in the applicable Noteholder Payoff Letter less the Noteholders’ Escrow Share and the Noteholders’ Reserve Share and (D) to each of the creditors of the Company holding Indebtedness that was subtracted from the Gross Purchase Price in computing the Merger Consideration, including Noteholders who have not exercised the Put, an amount equal to the amount so subtracted.
     (v) The Closing Payment shall be disbursed by the Equityholders’ Representative to the Equityholders (other than any Dissenting Unitholders) promptly following receipt of the Acceptance Letters, subject to reduction for the Reserve Amount. The Equityholders’ Representative shall be solely responsible for, and shall indemnify the Acquiror Indemnified Parties for any claim related to disbursement of the Merger Consideration, including the Dissenting Merger Consideration.

          (c) No Further Rights in Class A Units or Class B Units. All cash paid upon conversion of the Units in accordance with the terms of this Article II, and all cash paid pursuant to Section 2.05(b) for the benefit of the Equityholders, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Units.
     SECTION 2.06 Indemnity Escrow. At Closing, Acquiror will deposit by wire transfer of immediately available funds an amount equal to One Million Nine Hundred Thousand Dollars ($1,900,000.00) (the “Escrowed Amount”) with Mellon Bank and Trust Company of New England, N.A. in Boston, Massachusetts (the “Escrow Agent”), to be held, invested and disbursed by the Escrow Agent pursuant to the terms of a mutually acceptable Escrow Agreement to be entered into prior to Closing (the “Escrow Agreement”). Each Equityholder and Noteholder exercising the Put shall be deemed to have deposited with the Escrow Agent their respective Escrow Share, computed in accordance with Part III of Schedule 2.03.
     SECTION 2.07 Unit Transfer Books. At the Effective Time, the Unit transfer books of the Company with respect to all equity interests of the Company shall be closed and no further registration of transfers of such equity interests shall thereafter be made on the records of the Company. On and after the Effective Time, any certificates for Units presented to the Surviving Entity or Acquiror for any reason shall represent only the right to receive the amounts payable in accordance with this Article II (without interest thereon).
     SECTION 2.08 Dissenting Units. Notwithstanding any other provisions of this Agreement to the contrary, Units that are issued and outstanding immediately prior to the Effective Time and that are held by a Person who shall not have voted in favor of the Merger or consented thereto in writing or who shall have demanded properly in writing appraisal for such shares in accordance with Section 18-210 of Delaware Law (“Dissenting Units”) shall not be converted into or represent the right to receive any Merger Consideration. The holders of Dissenting Units (the “Dissenting Unitholders”) shall be entitled to receive payment from the Equityholders’ Representative of the appraised value of such Units held by them in accordance with the provisions of such Section 18-210 (the “Appraised Value”), except that all Dissenting Units held by a Person who shall have failed to perfect or who effectively shall have withdrawn or lost his, her or its rights to appraisal of such Units under such Section 18-210 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, an applicable portion of the Dissenting Merger Consideration, computed in accordance with Schedule 2.03, which shall be paid by the Equityholders’ Representative. Neither the Company nor the Acquiror shall, except with the prior written consent of the Equityholders’ Representative, which consent shall not be unreasonably withheld or delayed, voluntarily make any payment with respect to any demands for appraisal of Units, offer to settle any demands or approve any withdrawal of any such demands.
ARTICLE III
CLOSING; EFFECT OF THE MERGER
     SECTION 3.01 Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199,

on the date (the “Closing Date”) which is the later of (a) the second (2nd) day after the date that the Federal Communications Commission (“FCC”) consent to the transfer of control of the Company and its Subsidiaries with respect to the Company’s and its Subsidiaries’ FCC licenses, consents, permits and authorizations to operate the Cellular System set forth on Section 3.01 of the Disclosure Schedules (the “Cellular Authorizations”) and microwave paths used in connection with the Cellular System set forth on Section 3.01 of the Disclosure Schedules (the “Microwave Authorizations”, and together with the Cellular Authorizations, the “FCC Authorizations”), from the Equityholders to the Acquiror shall have become a Final Order or (b) the second (2nd) day after the day on which all applicable waiting periods under the Hart-Scott-Rodino Act shall have expired or been terminated without objection by the Federal Trade Commission or (c) the second (2nd) day after the date on which all conditions to Closing set forth in Articles VII and VIII hereof have been satisfied or waived (other than those that address the taking of actions and the delivery of documents that are to occur at Closing); provided if such day is not a Business Day, the Closing Date shall be the next following Business Day.
     SECTION 3.02 Effective Time. Prior to the Closing, the parties hereto shall prepare, and on the Closing Date shall cause the Merger to be consummated by the filing of, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law, and in such form as is approved by the Company and Acquiror prior to such filing (the date and time of the filing of the Certificate of Merger or the time specified therein as the effective time of the Merger being the “Effective Time”).
     SECTION 3.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Entity, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Entity.
     SECTION 3.04 Certificate of Formation; Operating Agreement. At the Effective Time, the certificate of formation and the operating agreement of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter changed or amended in accordance with the provisions thereof and Delaware Law.
     SECTION 3.05 Directors and Officers. The directors of Merger Sub shall be the initial directors of the Surviving Entity, each to hold office in accordance with the operating agreement of the Surviving Entity; and the officers of Merger Sub shall be the initial officers of the Surviving Entity, in each case until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND COMPANY
     As an inducement to the Acquiror to enter into this Agreement, the Company, and to its Knowledge the Parent, hereby jointly and severally represent and warrant, except as disclosed in the Disclosure Schedules, which shall reference the Section and the clause to which they relate and as of the date hereof and also on and as of the Closing Date (except as provided in the parenthetical in Section 7.01), which representations and warranties shall survive the Closing as provided in Section 9.03, that:
     SECTION 4.01 Organization, Authority and Qualification of the Parent.
          (a) The Parent is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to enter into the Acquisition Documents and each of the other documents and instruments to be executed and delivered by the Parent in connection therewith and to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Acquisition Documents by the Parent, the performance by the Parent of its obligations thereunder and the consummation by the Parent of the transactions contemplated thereby have been duly authorized by all requisite action on the part of the Parent. No other action or proceeding on the part of the Parent is necessary to authorize the Acquisition Documents or the consummation of the transactions contemplated thereby. This Agreement constitutes, and upon its execution of each of the Ancillary Agreements will constitute, a legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally.
          (b) Concurrently with the execution of this Agreement Equityholders owning a majority of the Class A Units and Class B Units have executed a Written Consent of Equityholders, pursuant to which the Majority Holders have approved and adopted this Agreement and Merger and agreed not to vote or take any other action that could cause such approval and adoption to be rescinded or modified.
     SECTION 4.02 Organization, Authority and Qualification of the Company and the Company Subsidiary. Each of the Company and the Company Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it is currently conducted. Each of the Company and the Company Subsidiary is duly licensed or qualified to do business and has made all necessary filings and is in good standing under all applicable Laws in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary and where the failure to so qualify would have a Company Material Adverse Effect, and all such jurisdictions are set forth in Section 4.02 of the Disclosure Schedule. All limited liability company actions taken by the Company and the Company Subsidiary have been duly authorized, and neither the Company nor the Company Subsidiary has taken any action that conflicts with, constitutes a Default under or results in a violation of any provision of its governing documents. True, complete and correct copies of the certificate of formation and operating agreement of the Company and the Company Subsidiary, each as in effect on the date hereof, have been delivered by the Parent to the Acquiror.
     SECTION 4.03 Authorized and Outstanding Units.

          (a) The total number of Units the Company has authority to issue is Fifty Million (50,000,000), classified as (i) 45,871,394 Class A Units, and (ii) 4,128,606 Class B Units. Section 4.03(a) of the Disclosure Schedule sets forth, as of the date hereof, the number of outstanding Units held by each Equityholder, and each such Equityholder’s address. There are no certificates representing or evidencing any of the Class B Units and Section 4.03(a) of the Disclosure Schedule sets forth any certificates representing Class A Units.
          (b) (i) Except as set forth in Section 4.03(b) of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of the Company or the Company Subsidiary or obligating any Equityholder, the Company or the Company Subsidiary to issue or sell any equity interests, or any other interest in, the Company or the Company Subsidiary.
     (ii) There are no outstanding contractual obligations of the Company or the Company Subsidiary to repurchase, redeem or otherwise acquire any Units or any equity interests in the Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
     (iii) The Units constitute all the issued and outstanding equity interests of the Company.
     (iv) None of the issued and outstanding Units were issued in violation of any preemptive rights.
     (v) The Units are owned of record and, to the Company’s Knowledge, beneficially solely by the Equityholders (in the quantities set forth on Section 4.03(a) of the Disclosure Schedule as of the date hereof, as such may be updated prior to the Closing) free and clear of all Liens known to the Company.
     (vi) There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Units.
     (vii) With respect to the Company Subsidiary, all of the outstanding equity interests of such Company Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. All of the outstanding equity interests of the Company Subsidiary are owned by the Company free and clear of Liens.
     SECTION 4.04 Subsidiaries. Except as set forth in Section 4.04 of the Disclosure Schedule, the Company has no Subsidiaries and does not otherwise (a) own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any corporation or (ii) any participating interest in any limited liability company, partnership, joint venture or other non-corporate business enterprise or (b) control, directly or indirectly, any other Person. Neither the Company nor the Company Subsidiary is a member of (nor is any part of its Business conducted through) any general or limited partnership. None of the Company or the Company Subsidiary is a participant in any joint venture or any other revenue or expense sharing arrangement.
     SECTION 4.05 No Conflict. The execution and delivery of this Agreement, and, assuming that all consents, approvals, authorizations and other actions described in Section 4.05 of the Disclosure Schedule (the “Required Consents”) have been obtained and all filings and notifications listed in Section 4.05 of the Disclosure Schedule have been made (the “Required Notices”), the performance of this Agreement and the execution, delivery and performance of the Ancillary Agreements by the Parent and the Company do not and will not (a) violate, conflict with or result in the breach of any provision of the governing documents (or similar organizational documents) of the Parent, the Company or the Company Subsidiary, (b) conflict with or violate any Law or Order applicable to the Parent, the Company, the Company Subsidiary or the Business, or (c) conflict with, constitute a Default (or an event which with the giving of notice or lapse of time, or both, would become a Default) under, require any consent or the giving of notice under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on any of the Units or on any of the assets or properties of the Parent, the Company or the Company Subsidiary pursuant to, (i) any Material Contract or (ii) any Contract to which the Parent is a party or by which any of the Units or any of the assets or properties of the Parent, the Company or the Company Subsidiary are bound or affected, except in the case of this clause (ii) for such conflicts or Defaults which, either individually or in the aggregate could not reasonably be expected to result in a Company Material Adverse Effect.
     SECTION 4.06 Financial Information, Books and Records.
          (a) True, complete and correct copies of (i) the audited consolidated balance sheet of the Company and the Company Subsidiary for each of the two fiscal years ended as of December 31, 2005 and December 31, 2004, and the related audited consolidated statements of income, retained earnings and cash flows of the Company and the Company Subsidiary, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s accountants (collectively referred to herein as the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and the related statements of income, retained earnings and cash flows of the Company and the Company Subsidiary, together with all related notes and schedules thereto, for the three (3) months ended March 31, 2006 (collectively referred to herein as the “Interim Financial Statements”, and, together with the Audited Financial Statements, the “Financial Statements”) have been delivered by the Parent to Acquiror. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and the Company Subsidiary, true and correct copies of which were made available to Acquiror, (ii) fairly present in all material respects the consolidated financial condition and results of operations of the Company and the Company Subsidiary as of the dates thereof or for the periods covered thereby (except as otherwise noted therein and subject, in the case of unaudited statements, to normal and recurring year-end adjustments and the absence of footnotes), and (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Company Subsidiary (except for the absence of footnotes in the Interim Financial Statements).

          (b) The books of account and other financial records of the Company and the Company Subsidiary: (i) are in all material respects true, complete and correct, and (ii) have been maintained in accordance with GAAP.
     SECTION 4.07 No Undisclosed Liabilities. There are no Liabilities of the Company or the Company Subsidiary, other than Liabilities (a) reflected or reserved against in the Financial Statements, (b) disclosed in Section 4.07 of the Disclosure Schedule, (c) that have been incurred in the ordinary course of business of the Business and the business of the Company Subsidiary in each case consistent with past practices since the date of the Interim Financial Statements that are not material in amount or effect on the Company and the Company Subsidiary, taken as a whole, none of which results from, arises out of or relates to, any Default, tort or material violation of Law or (d) which are not required by GAAP to be disclosed or reserved against therein.
     SECTION 4.08 Receivables. All of the Receivables of the Company and the Company Subsidiary arose from valid sales and bona fide transactions with unaffiliated third parties in the ordinary course of business, and are not, to the Company’s knowledge, subject to any defense, offset, allowance or credit (other than normal cash discounts), and, to the Company’s Knowledge, there are no disputes with regard to any of such accounts. The allowance for doubtful accounts set forth on the face of the Interim Financial Statements has been determined in accordance with GAAP, subject to customary and ordinary audit adjustments, which will not in the aggregate be material in amount. The Company and the Company Subsidiary have collected the Receivables only in the ordinary course of Business consistent with past practices.
     SECTION 4.09 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the date of the most recent Audited Financial Statement, the Business and the business of the Company Subsidiary has been conducted only in the ordinary course consistent with past practice. As amplification and not limitation of the foregoing, since the date of the most recent Audited Financial Statement, except as set forth in Section 4.09 of the Disclosure Schedule, neither the Company nor the Company Subsidiary has:
          (a) permitted or allowed any of its assets or properties (whether tangible or intangible) to be subjected to any Lien, other than Permitted Liens arising in the ordinary course of business;
          (b) discharged or otherwise obtained the release of any Lien or paid or otherwise discharged any Liability, other than current Liabilities reflected in the Financial Statements and current Liabilities incurred in the ordinary course of business consistent with past practice;
          (c) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any other Person or Governmental Authority;
          (d) failed to pay any creditor any amount owed to such creditor when finally determined to be due;

          (e) redeemed any of its equity interests or declared, made or paid any dividends or distributions (whether in cash, securities or other property), other than, in the case of the Company, those distributions to the Equityholders for sole purpose of enabling such Equityholders to make estimated tax payments as are permitted by Section 5.3(a) of the LLC Agreement;
          (f) made any material changes in the customary methods of operations of the Company, the Company Subsidiary, the Business or the business of the Company Subsidiary, including, without limitation, practices and policies relating to capital expenditures, marketing, selling, billing and collections and pricing;
          (g) merged or amalgamated with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets;
          (h) made any capital expenditure or commitment for any capital expenditure not contemplated by the CAPEX Budget and in excess of $50,000 individually or $250,000 in the aggregate;
          (i) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real or immovable, personal or movable or mixed (including, without limitation, leasehold interests and intangible assets), other than the sale of inventory and obsolete equipment in the ordinary course of business;
          (j) issued or sold any Units, notes, bonds or other equity interests, or any options, warrants or other rights to acquire any of the same;
          (k) entered into any Contract with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person) other than employment agreements with employees that are terminable at will without penalty;
          (l) (i) granted any increase, or announced any increase or made any alteration to the wages, conditions, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or the Company Subsidiary to any of its respective employees, including, without limitation, any increase or change pursuant to the Plans or (ii) established or increased or promised to increase any benefits under the Plans, in either case of clauses (i) or (ii) except as required by Law or pursuant to any Contract (true, correct and complete copies of which have been delivered to the Acquiror or pursuant to the Retention Pool);
          (m) written down or written up (or failed to write down or write up in accordance with GAAP) the value of any inventory, equipment or Receivables or revalued any assets of the Company or any Company Subsidiary other than in the ordinary course of business and in accordance with GAAP;
          (n) amended, terminated, canceled or compromised any material claims of the Company or the Company Subsidiary or waived any other rights of substantial value to the Company or the Company Subsidiary;

          (o) made any material change in any method of accounting or accounting practice or policy used by the Company or the Company Subsidiary, other than such changes required by changes in GAAP;
          (p) allowed any material Permit or insurance policy that was issued or relates to the Company, the Company Subsidiary, the Business or the business of the Company Subsidiary to lapse or terminate or failed to renew any such Permit or insurance policy;
          (q) incurred any Indebtedness in excess of $50,000 individually or $200,000 in the aggregate;
          (r) materially amended, modified or consented to the termination of any Material Contract;
          (s) had any of its organizational documents amended or restated, except to the extent amended or restated prior to the date hereof;
          (t) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees or implemented any early retirement, separation or program providing early retirement window benefits or announced or planned any such action or program for the future;
          (u) made any express or deemed election or settled or compromised any Liability, with respect to Taxes of the Company or any Company Subsidiary;
          (v) suffered any casualty loss or damage with respect to any of the assets which in the aggregate have a replacement cost of more than $25,000 (or, for any casualty loss or damage occurring after the date hereof, which the Acquiror has been given notice of and which is covered by insurance and is not otherwise material) which is not covered by insurance;
          (w) suffered any Company Material Adverse Effect; or
          (x) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.09 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 4.09, except as expressly contemplated by this Agreement.
     SECTION 4.10 Litigation. Section 4.10 of the Disclosure Schedule sets forth, as applicable, the parties, nature of the proceeding, date commenced, amount of damages or other relief sought and paid or granted) of any Actions by or against the Company or the Company Subsidiary (or by or against an Equityholder or any Affiliate thereof and relating to the Units, the Business, the Company, the Company Subsidiary or the business of the Company Subsidiary), or affecting any of the assets or properties of the Company, the Business, the Company Subsidiary or the business of the Company Subsidiary, by or before any Governmental Authority or, to the Company’s Knowledge, threatened to be brought by or before any Governmental Authority which, if adversely determined, could reasonably be expected to result in a Loss to the Company or the Company Subsidiary of at least $100,000 individually or $200,000 in the aggregate (or, in the case of any such matter arising after the date hereof which the Acquiror has been given notice of, that is covered by insurance and is not otherwise material). None of the matters disclosed in Section 4.10 of the Disclosure Schedule has had or would reasonably be likely to give rise to any material Liability, restrict the operation or conduct of the Business or the business of the Company Subsidiary or affect the legality, validity or enforceability of any of the Acquisition Documents or the consummation of the transactions contemplated thereby or that would prevent, condition or materially delay the consummation of the transactions contemplated thereby. Neither the Company, the Company Subsidiary nor any Equityholder is subject to any Order which has had or would reasonably be likely to give rise to any material Liability, restrict the operation or conduct of the Business or the business of the Company Subsidiary or affects the legality, validity or enforceability of any of the Acquisition Documents or the consummation of the transactions contemplated thereby or that would prevent, condition or materially delay the consummation of the transactions contemplated thereby.
     SECTION 4.11 Certain Interests.
          (a) Except as set forth in Section 4.11 of the Disclosure Schedule, no Equityholder and no officer, director or employee of the Company or the Company Subsidiary or Parent and no Attar, no Affiliate of an Attar and no relative or spouse who resides with, or is a dependent of either of the Attars:
     (i) has any direct or indirect financial interest in any competitor, landlord, supplier or customer of the Company or the Company Subsidiary, provided, however, that the ownership of securities representing no more than five percent of the outstanding voting power of any competitor, landlord, supplier or customer, and which are listed on any national or international securities exchange or traded actively in the national or international over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, landlord, supplier or customer;
     (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company or the Company Subsidiary uses in the conduct of the Business or the business of such Company Subsidiary; or
     (iii) has outstanding any Indebtedness from or to the Company or the Company Subsidiary.
     SECTION 4.12 Compliance with Laws; Permits
          (a) The Company and the Company Subsidiary has conducted and continues to conduct the Business and the business of such Company Subsidiary, in all material respects, in accordance with all Laws, Permits, and Orders applicable to the Company, the Company Subsidiary, the Business or the business of such Company Subsidiary. Neither the Company nor the Company Subsidiary is in material Default of any such Law, Permit or Order. The Company and the Company Subsidiary has filed all annual returns, resolutions, particulars, and other material forms, returns, documents and reports required by the FCC’s rules and regulations or otherwise, as and where required to be filed or registered under applicable Law and such returns and forms were accurate in all material respects.
     (b) Section 4.12(b) of the Disclosure Schedules identifies the material Permits (other than the FCC Authorizations) held by the Company and the Company Subsidiary. Section 3.01 of the Disclosure Schedules identifies the FCC Authorizations held by the Company and the Company Subsidiary. The Permits identified in Section 4.12(b) of the Disclosure Schedules are all of the material Permits required for the Company’s operation of the Business and the Company Subsidiary’s operation of its business as each is currently being conducted. The FCC Authorizations identified in Section 3.01 of the Disclosure Schedules are all of the FCC Authorizations required for the Company’s operation of the Business and the Company Subsidiary’s operation of its business as each is currently being conducted. Each Permit held by the Company and each Permit held by the Company Subsidiary is in full force and effect, and the Company or a Company Subsidiary is the exclusive holder of each such Permit. The Company and the Company Subsidiary has complied in all material respects with the terms and conditions of such Permits and with applicable Law, and true and correct copies of such Permits, and all amendments thereto, have been delivered by Parent to Acquiror. As of the date hereof, no suspension, revocation, termination, cancellation or adverse modification of any of the Permits is pending or, to the Company’s Knowledge or the Company Subsidiary’s Knowledge, threatened.
     (c) To the Company’s Knowledge or the Company Subsidiary’s Knowledge, there are no existing applications, petitions to deny, petitions for reconsideration or review or complaints or proceedings (other than proceedings affecting the wireless industry in general) pending before the FCC or any state public utility commission having jurisdiction over the Business, the Company, the Company Subsidiary or the business of the Company Subsidiary or relating to any Permit held by the Company, the Business, the Company Subsidiary or the business of the Company Subsidiary. Neither the Parent nor the Company nor the Company Subsidiary has received written notice of any claim of Default, or notice of apparent liability for forfeiture, with respect to any Permit, or letter of inquiry with respect to any FCC Authorization. Upon delivery of the Required Notices and the receipt of the Required Consents, none of the Permits held by the Company or the Company Subsidiary that is material to the Business or the business of the Company Subsidiary will be, or could be reasonably expected to be, adversely affected by consummation of any action of any Equityholder taken in connection with the transactions contemplated hereby or by any of the Ancillary Agreements.
     (d) The maps attached hereto as Section 4.12(d) of the Disclosure Schedule are true and accurate depictions in all material respects of the current CGSA with respect to the Company’s and the Company Subsidiary’s FCC Authorizations to provide cellular service (as such term is defined in 47 C.F.R. §22.99) and the coverage area with respect to the Company’s and the Company Subsidiary’s FCC Authorizations to provide personal communications services (as that term is defined in Section 24.5 of the FCC’s rules, 47 C.F.R. § 24.5).
     (e) The Company has obtained designation as an ETC within each Designated Area set forth in Section 4.12(e) of the Disclosure Schedule. True, complete and correct copies of all Orders relating to the ETC designations listed in Section 4.12(e) of the Disclosure Schedule have been delivered to Acquiror. The ETC designation is currently in full force and effect and will remain effective upon the Merger. The Company is not in default in any material respect under any applicable legal requirements relating to its status as an ETC. Other than proceedings generally applicable to the industry, there is no pending complaint, legal action, governmental proceeding or investigation pending against the Company, and to the Company’s Knowledge, no such complaint, action, proceeding or investigation is threatened, which may terminate, suspend or modify any authorization as an ETC.
     (f) Section 4.12(f) of the Disclosure Schedule sets forth a complete listing of all material commitments and obligations of the Company with respect to its status as an ETC in each Designated Area.
     (g) The Parent and the Company have furnished to Acquiror a true, correct and complete accounting of all universal service support amounts received by the Company as an ETC for the fiscal years ended December 31, 2004, December 31, 2005 and the three (3) month period ended March 31, 2006. The Parent and the Company have also furnished to Acquiror a true, correct and complete copy of the projected universal service support amounts for each Designated Area for the second quarter of 2006, along with copies of all line count reports submitted to the Universal Service Administrative Company as of the date of this Agreement.
     (h) The Company is in compliance with all applicable legal requirements relating to its status as an ETC. The Company’s status as an ETC and the conduct of the Business within each Designated Area do not violate or infringe in any respect any applicable Law. The Company has not received any written notice of, and to the Company’s Knowledge, there is no basis for the allegation of, any such violation of any Law concerning the Company’s status as an ETC.
     (i) Section 4.12(i) of the Disclosure Schedule sets forth the following information with respect to each Designated Area as of the date or dates set forth therein:
     (i) a listing of each wire center or study area in which the Company or the Company Subsidiary has been designated an ETC;
the number of eligible lines in service reported for each Designated Area for the last two reporting periods a listing of all qualified low-income consumers currently receiving Lifeline benefits in each Designated Area;
     (ii) a listing of each Service Provider Identity Number used by the Company in each Designated Area; and
     (iii) a listing of all claims or proceedings pending relating to the Company’s status as an ETC.
     (j) All of the Company’s financial books and records relating to its status as an ETC have been made available to Acquiror. All such financial books and records are current, complete, true and correct in all material respects.
     (k) The Company has timely and accurately filed, and will timely and accurately file prior to the Closing Date, all line count filings with the appropriate regulatory authorities that are required or permitted to be filed relating to the Company’s status as an ETC.

          (l) The Company has used all universal service support received as an ETC only for the provision, maintenance, and upgrading of facilities and services for which the support was intended, in compliance with all applicable Laws.
          (m) To the extent required by Law, the Company and the Company Subsidiary has been and will remain in full compliance until the Closing Date with applicable service quality standards and consumer protection rules, including but not limited to the CTIA Consumer Code for Wireless Service.
          (n) To the extent required by Law, in each Designated Area, the Company and the Company Subsidiary has the ability to function in emergency situations, including having a reasonable amount of back-up power to ensure functionality without an external power source, the ability to reroute traffic around damaged facilities and the capability to manage traffic spikes resulting from emergency situations.
          (o) To the extent required by Law, the Company and the Company Subsidiary offers a local usage plan comparable to the one offered by the incumbent local exchange carrier in each Designated Area.
          (p) The Company and the Company Subsidiary have secured the agreement of the Virginia State Corporation Commission to the redefinition of the service area of United Telephone.
          (q) The Company and the Company Subsidiary is in compliance in all material respects with the Communications Act of 1934, as amended (the “Communications Act”), and the rules and regulations of the FCC including, but not limited to, those relating to Hearing Aid Compatibility, Telecommunications Relay Services, Local Number Portability, the Communications Assistance for Law Enforcement Act of 1994 and the marking, lighting and registration of communications facilities under Part 17 of the FCC’s rules, except where the failure of the Company or a Company Subsidiary to be in compliance would not be reasonably be expected (based on base forfeiture amounts generally imposed by the FCC) to result in the assessment of a fine or forfeiture in excess of $25,000.
          (r) Each of the Company and the Company Subsidiary is in compliance with the Communications Act and the rules and regulations of the FCC pertaining to the provision of 911 and enhanced 911 (“E911”) service. Without limiting the foregoing: (i) each of the Company and the Company Subsidiary has either deployed the requested E911 service within six (6) months after the date of the applicable request or reached agreement in writing with the requesting Public Safety Answering Point to a mutually agreeable deployment date pursuant to Section 20.18(j)(5) of the FCC’s rules (copies of any written agreements having been made available to Acquiror), and have deployed the requested E911 service prior to any such date which has passed or have identified in Section 4.12(r) of the Disclosure Schedule the current status of such deployment and an anticipated date for its completion; and there are no Actions pending or, to the Company’s Knowledge or the Company Subsidiary’s Knowledge, threatened, before the FCC or any State PUC with respect to the Company’s or the Company Subsidiary’s compliance with the rules regarding E911 service.

          (s) Consummation of the transactions contemplated by this Agreement and the other Acquisition Documents will not result in the imposition of any unjust enrichment penalties against the Company, the Company Subsidiary, Merger Sub or Acquiror under 47 C.F.R. Section 1.2111.
          (t) Except for any amounts that are currently unknown to the Company and the Company subsidiary, and which, individually or in the aggregate, do not exceed $25,000, (a) there are no amounts past due to the FCC or any other Governmental Authority with respect to the FCC Authorizations; and (b) no amounts are past due to the FCC by reason of the ownership or operation of the Business or the business of the Company Subsidiary pursuant to the FCC Authorizations.
          (u) Neither the Company nor the Company Subsidiary is a party to any Contract providing for the relocation of microwave service providers or the sharing of any costs associated with any such relocation with respect to the FCC Authorizations. The Company and the Company Subsidiary has timely filed any requisite Prior Coordination Notices with the PCIA Microwave Clearinghouse as to each radio facility that it constructed using the spectrum associated with the FCC Authorizations, and each of the Company and the Company Subsidiary has paid in full all of its cost-sharing obligations related to the use of the spectrum associated with the FCC Authorizations. Neither the Company nor the Company Subsidiary has received any claim from any third party seeking reimbursement for the pre-April 5, 2005 relocation of any incumbent fixed microwave licensee.
          (v) Each of the Company and the Company Subsidiary has certified to the FCC, where applicable, that it has satisfied the construction requirements imposed upon the FCC Authorizations by 47 C.F.R. § 24.203 and the FCC has granted or accepted such certifications.
     SECTION 4.13 Environmental and Other Permits and Licenses; Related Matters.
          (a) (i) The Company, the Company Subsidiary and the currently Leased Real Property are in compliance, in all material respects, with all applicable Environmental Laws and all Environmental Permits. All past material non-compliance with Environmental Laws or Environmental Permits by the Company or the Company Subsidiary (or by the Parent with respect to any Leased Real Property that was used by the Company or a Company Subsidiary) has been resolved without any pending, on-going or future material obligation or Liability, and to the Knowledge of the Company, there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit that has had, or is reasonably likely to have, a Company Material Adverse Effect, give rise to any material Liability, or restrict in any way the operation or conduct of the Business or the business of the Company Subsidiary.
     (ii) Any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are or were being treated, stored or disposed of on any of the currently Leased Real Property, are operated and maintained in material compliance with all applicable Environmental Laws.

     (iii) No Hazardous Materials have been Released or are present in, on, under or emanating from or, to the Knowledge of the Company, emanating onto any of the currently Leased Real Property or, to the Knowledge of the Company, any formerly Leased Real Property.
     (iv) Neither the Parent, the Company nor the Company Subsidiary is conducting, or has undertaken or completed, any Remedial Action at the currently or formerly Leased Real Property or to the Knowledge of the Company, Real Property formerly owned by the Company, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit and there is no requirement for the Parent, the Company or the Company Subsidiary to conduct, undertake or complete any Remedial Action at the currently or formerly Leased Real Property.
     (v) There is no asbestos, asbestos-containing material, urea formaldehyde, methane, ozone-depleting substances, polychlorinated biphenyls, lead or radioactive substances in, under or on any of the currently Leased Real Property or, to the Knowledge of the Company, any of the formerly Leased Real Property in material violation of any applicable Environmental Law.
     (vi) There are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company, the Company Subsidiary, the currently Leased Real Property or, to the Knowledge of the Company, any of the formerly Leased Real Property.
     (vii) The Parent, the Company, the Company Subsidiary and, to the Company’s Knowledge, its respective employees, directors, officers, Equityholders and agents have never been declared guilty of committing an offence for violation of Environmental Laws and have never been imposed a fine or have never otherwise settled such a prosecution.
     (viii) The Parent, the Company and the Company Subsidiary holds all Environmental Permits required under Environmental Laws for its operations, except for Environmental Permits the failure to hold would not result in a Company Material Adverse Effect; each Environmental Permit is valid and in full force and effect and the operations of the Parent, the Company and the Company Subsidiary are in material compliance with the conditions set out in the Environmental Permits; and neither the Parent nor the Company has any Knowledge of any grounds for revocation, expiry or annulment of any Environmental Permits held by the Parent, the Company or the Company Subsidiary.
          (b) The Parent has provided the Acquiror with true, correct and complete copies of any environmental assessment or audit reports or other similar studies or analyses relating to the Business, the currently Leased Real Property, which are in the possession of the Company, the Company Subsidiary and the business of the Company Subsidiary.

     SECTION 4.14 Material Contracts.
          (a) Section 4.14(a) of the Disclosure Schedule lists each of the following Contracts to which the Company or the Company Subsidiary is a party or that are utilized by the Company or the Company Subsidiary in the operation of the Business or the business of the Company Subsidiary (such Contracts, together with all Contracts concerning the use, occupancy, management or operation of any Leased Real Property, being the “Material Contracts”):
     (i) each Contract for the furnishing of services to the Company, the Company Subsidiary, the Business or the business of the Company Subsidiary under the terms of which the Company, the Company Subsidiary, the Business or the business of the Company Subsidiary: (A) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the fiscal year ending December 31, 2006, (B) is likely to pay or otherwise give consideration of more than $250,000 in the aggregate over the remaining term of such Contract or (C) cannot be canceled within 30 days’ by the Company without any penalty or further payment (other than payment of accrued amounts due);
     (ii) all material commission, representative, distributorship or sales agency Contracts;
     (iii) all Contracts with any present or former officer, director, employee or consultant that remain in force;
     (iv) all Contracts relating to Indebtedness of the Company or the Company Subsidiary of $100,000 or more;
     (v) all Contracts with any Governmental Authority;
     (vi) all Contracts with any Equityholder or any shareholder, member or Affiliate of any Equityholder;
     (vii) all confidentiality, secrecy or non-disclosure Contracts or any other Contract which (A) would bind Acquiror or any of its current Affiliates or (B) which would limit the freedom of the Company, the Company Subsidiary, the Business or the business of the Company Subsidiary to engage in any communications business in the States of Virginia and West Virginia, compete with any Person or Governmental Authority, operate its assets at maximum production capacity or otherwise conduct its business;
     (viii) all Contracts with any labor union or other representative of employees;
     (ix) all retail store leases or cell site leases or licenses;
     (x) all roaming agreements, interconnection agreements or contour extension agreements where the annual amount to be paid to or payable by the Company is greater than $25,000;

     (xi) all Contracts for any charitable or political contribution;
     (xii) all Contracts granting power of attorney to any other person or entity;
     (xiii) all agreements providing for the lease of spectrum covered by the Permits pursuant to the 47 C.F.R. Section 1.9001 et seq.; and
     (xiv) all agreements or arrangements that would be subject to disclosure under the anti-collusion rule (47 C.F.R. Section 1.2105(c)) in connection with FCC Auction No. 66 which is scheduled to commence on June 29, 2006 in the event the Company or the Company Subsidiary was deemed an “applicant” (as that term is defined in Section 1.2105(c)(7)(i) of the FCC’s rules) for purposes of that rule.
          (b) Each Material Contract is valid and binding on the Company or the Company Subsidiary, as applicable, and is in full force and effect and is enforceable in all material respects against the Company or such Company Subsidiary and, to the Company’s Knowledge, the other party thereto in accordance with its terms, subject to general equitable principles and except as enforceability of any Material Contract may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditor’s rights.
          (c) Neither the Company nor the Company Subsidiary is in material Default of any Material Contract, and, to the Company’s Knowledge, no other party to any Material Contract is in material Default of any Material Contract.
          (d) The Parent has delivered to Acquiror true, correct and complete copies of all Material Contracts.
          (e) To the Company’s Knowledge, no party to a Material Contract has informed the Parent, the Company, the Company Subsidiary or any Equityholder of its intent to cancel or otherwise modify in any material respect, or to decrease significantly or limit significantly its purchases or sales of goods, services, supplies or materials under such Material Contract.
     SECTION 4.15 Intellectual Property Matters.
          (a) All material patents, copyrights, trade secrets, trademarks, service marks, trade names, and domain names used in the operation of the Business and the business of the Company Subsidiary (the “Intellectual Property”) are accurately described in Section 4.15 of the Disclosure Schedule. Section 4.15 of the Disclosure Schedule identifies which Intellectual Property is owned by the Company or a Company Subsidiary and which is licensed from third parties. The Intellectual Property that is not owned by the Company or a Company Subsidiary is used by the Company or such Company Subsidiary pursuant to Contracts all of which are listed in Section 4.15 of the Disclosure Schedule. To the extent the Company or a Company Subsidiary is currently obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the Business or the business of the Company Subsidiary that Section 4.15 of the Disclosure Schedule accurately identifies such obligation and/or liability.
          (b) The Company or the Company Subsidiary, as applicable, owns all right, title and interest in and to, or has a valid and enforceable right to use, free and clear of all claims, liens and encumbrances, all Intellectual Property used in the operation of the Business or the business of such Company Subsidiary. The use of the Intellectual Property in the Business or the business of such Company Subsidiary does not violate, infringe, interfere with or constitute an appropriation of any intellectual property or other right, lien or claim of any other Person, including without limitation of its present or former employees or the former employers of all such persons. None of the Parent, the Company, the Company Subsidiary nor any Equityholder has received any written notice alleging any such infringement. No present or former employee, consultant or other Person has any proprietary, commercial, ownership or other interest, direct or indirect, in any of the Intellectual Property. To the Company’s Knowledge, no third party is infringing upon any of the Intellectual Property.
     SECTION 4.16 Real Property.
          (a) None of the Company or the Company Subsidiary owns or, since January 1, 2001, has owned any real property.
          (b) Section 4.16(b) of the Disclosure Schedule sets forth a true and complete list of all Leases relating to the Leased Real Property.
          (c) Neither the Company nor the Company Subsidiary has leased, subleased or licensed any parcel or any portion of any parcel of the Leased Real Property or assigned its rights in any Lease either in whole or in part to any other Person.
          (d) The Company or the applicable Company Subsidiary has legally valid and enforceable rights of physical and legal ingress and egress to and from each parcel of Leased Real Property.
          (e) All the Leased Real Property is occupied under valid and current certificates of occupancy or similar permits, except where the failure to have a valid or current certificate of occupancy would not materially interfere with the operation of the Business or the business of the Company Subsidiary.
          (f) All improvements on the Leased Real Property constructed by or on behalf of the Parent, the Company, the Company Subsidiary, the Business or the business of the Company Subsidiary, and, to the Company’s Knowledge, all improvements of the Leased Real Property constructed by or on behalf of any other Person and used by the Company in the Business or by a Company Subsidiary in its business, were constructed in material compliance with all applicable Laws (including, but not limited to, any building, planning or zoning Laws) affecting such Leased Real Property and, to the Company’s Knowledge, without reliance upon any zoning variance or exception.

          (g) The rent and term set forth in each Lease of the Leased Real Property are correct and reflect the current rent being paid and the current term, and there are no separate agreements or understandings with respect to the same.
          (h) With respect to each of the Leases listed in Section 4.16(b) of the Disclosure Schedule, (i) correct and complete copies of such Lease have been delivered to Acquiror for review, and (ii) assuming performance by the other parties thereto, each of the Leases are legal, valid, binding, enforceable, subject to general equitable principles and except as enforceability of any Lease may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditor’s rights and in full force and effect, and, to the Knowledge of the Company, subject to obtaining the related Required Consents or delivering the related Required Notices, as applicable, will continue to be legal, valid, binding and enforceable following the consummation of the transactions contemplated hereby.
          (i) Neither the Company, nor to the Company’s Knowledge, any other party to the Leases, is in Default in any material respect under any of such Leases.
     SECTION 4.17 Tangible Personal Property. Section 4.17 of the Disclosure Schedule lists each material item of inventory and equipment (the “Tangible Personal Property”) used in the Business or the business of the Company Subsidiary and owned or leased by the Company or the Company Subsidiary as of the date indicated thereon.
     SECTION 4.18 Assets.
          (a) The Company or a Company Subsidiary owns, leases or has the legal right to use all the material properties and assets, including, without limitation, the Intellectual Property, the Leased Real Property and the Tangible Personal Property, used or held for use in the conduct of the Business or the business of a Company Subsidiary or otherwise owned, leased or used by the Company or a Company Subsidiary. The Company or a Company Subsidiary has good and marketable title to, or, in the case of leased or licensed assets, valid and enforceable leasehold or licensee interests in, all of such assets, free and clear of all Liens except Permitted Liens.
          (b) The assets of the Company and the Company Subsidiary constitute all the material properties, assets and rights necessary to conduct the Business and the business of each of the Company Subsidiary as presently conducted, and are suitable for the purposes for which they are used and intended. At all times since the date of the most recent Audited Financial Statement, the Company and the Company Subsidiary has caused its material tangible assets to be maintained in good operating condition and repair, ordinary wear and tear excepted.
          (c) Following the consummation of the transactions contemplated by this Agreement, the Company and the Company Subsidiary will continue to own, pursuant to good and marketable title, or will continue to lease or license, under valid and enforceable leasehold or license interests, free and clear of Liens, other than Permitted Liens and Liens imposed by the Acquiror.
     SECTION 4.19 Employee Benefit Matters.

          (a) Section 4.19(a) of the Disclosure Schedule sets forth a list of (i) all employee benefit plans (including those defined in Section 3(3) of ERISA) and all bonus, stock option, phantom stock, share appreciation rights, stock purchase, restricted stock, restricted stock units, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change-in-control or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or the Company Subsidiary is a party, with respect to which the Company, the Company Subsidiary or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company, the Company Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or the Company Subsidiary, or the dependents thereof, (ii) each employee benefit plan for which the Company or the Company Subsidiary could incur Liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or the Company Subsidiary could incur Liability under Section 4212(c) of ERISA, and (iv) any Contracts between the Company, the Company Subsidiary or any of their respective Affiliates and any employee of the Company or the Company Subsidiary, including, without limitation, any Contracts relating to the Merger (collectively, the “Plans”).
          (b) The Parent or the Company has delivered to the Acquiror complete and accurate copies of: (i) each written Plan and an accurate description of each unwritten Plan; (ii) each trust agreement, insurance contract or other funding arrangement related to the Plans, if applicable, (iii) each summary plan description and summary of material modifications with respect to the Plans, if applicable, (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the four (4) most recent annual reports, IRS Form 5500 filed with any Governmental Authority with respect to the Plans, (v) the most recently received IRS determination letter for each such Plan, if applicable, (vi) all material correspondence with all Governmental Authorities with respect to said Plans in the Company’s or Parent’s possession, (vii) all material internal memoranda and professional opinions received with respect to said Plans in the Company’s or Parent’s possession, and (viii) all Contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Plan.
          (c) None of the Plans is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code and neither the Company nor the Company Subsidiary nor any ERISA Affiliate maintain or during the preceding six (6) years maintained, any defined benefit plan or any other plan subject to Title IV of ERISA. Neither the Company nor the Company Subsidiary nor any ERISA Affiliate is or was during the preceding six (6) years obligated to contribute to any multi-employer plan (as defined in Section 3(37) of ERISA).
          (d) Each Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable Law, including, without limitation, ERISA and the Code and each such Plan has been administered in material compliance with its terms. No Action is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such Action.
          (e) Each Plan that is intended to be qualified under Section 401(a) of the Code either (i) has received a favorable determination letter from the Internal Revenue Service covering the laws referred to as “GUST” (through and including the Community Renewal Tax Reduction Act of 2000), or (ii) with respect to any Plan that is a standardized prototype plan, has received a favorable opinion letter from the Internal Revenue Service covering GUST, and to the Company’s Knowledge, there are no circumstances that will or could result in revocation of any such favorable determination letter or opinion letter. Each trust created under any Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and to the Company’s Knowledge, there are no circumstances that will or could result in a revocation of such exemption.
          (f) None of the Company nor the Company Subsidiary nor any fiduciary of a Plan has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or the Company Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. No act or omission has occurred and no condition exists with respect to any Plan that would subject the Company or the Company Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, Tax or Liability of any kind imposed under ERISA or the Code, or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Plan.
          (g) Full payment has been made of all amounts that are required under the terms of each Plan to be paid as contributions, premiums or payments with respect to all periods prior to and including the last day of the most recent fiscal year of such Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could give rise to any such challenge or disallowance.
          (h) None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates the Company or the Company Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control” of the ownership of equity interests of the Company or the Company Subsidiary. The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment or increase the amount of compensation and other benefits due to any director, employee, officer, former employee or former officer of the Company or the Company Subsidiary. There are no Contracts providing for payments that could subject the Company or the Company Subsidiary to Liability for Tax under Section 4999 of the Code.
          (i) Except for continuation coverage requirements of Section 4980B of the Code, coverage mandated by Part 6 of Subtitle B of Title I of ERISA or any comparable state law (“COBRA”), none of the Company or the Company Subsidiary has any obligations or potential Liability for compensation (or other benefits) for medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or the Company Subsidiary following termination of employment.

          (j) Section 4.19(j) of the Disclosure Schedule identifies each nonqualified deferred compensation plan, within the meaning of Section 409A(d)(1) of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations at 70 Fed. Reg. 57930 (October 4, 2005) in connection with which the Company or the Company Subsidiary may have any Liability with respect to current or former employees and directors (each a “NQDC Plan”). With respect to each NQDC Plan, it either (i) has been operated in full compliance with Code Section 409A since January 1, 2005, or (ii) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004, and since October 3, 2004, it has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18 and the proposed regulations at 70 Fed. Reg. 57930 (October 4, 2005). No NQDC Plan has assets set aside directly or indirectly in the manner described in Section 409A(b)(1) of the Code or contains a provision that would be subject to Section 409A(b)(2) of the Code.
          (k) None of the Company or the Company Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur Liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required under any applicable legislation or regulation or by ERISA or the Code, as the case may be.
          (l) No System Employee has accrued unused vacation and sick time that exceeds twice such employee’s annual eligibility.
     SECTION 4.20 Labor Matters.
          (a) Neither the Company nor the Company Subsidiary is a party to any collective bargaining Contract, enterprise Contract or other labor union Contract applicable to persons employed by the Company or the Company Subsidiary and, to the Knowledge of the Company, there are no organizational campaigns, petitions, certification applications or voluntary recognition agreements or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or the Company Subsidiary.
          (b) There are no controversies, strikes, lockouts, slowdowns, arbitration proceedings, including grievance arbitrations or complaints before any labor relations tribunal or commission or work stoppages pending or, to the Knowledge of the Company, threatened between the Company or the Company Subsidiary and any of its respective employees, and none of the Company or the Company Subsidiary has experienced any such controversy, strike, lockout, slowdown or work stoppage within the past three years.
          (c) Each of the Company and the Company Subsidiary is currently in compliance, in all material respects, with all Laws relating to employment and employment practices, including those related to wages, hours, overtime, redundancy, payment in lieu of notice, sick, annual long service and other forms of leave, minimum wages or other working conditions, workers’ compensation, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority, and the Company and the Company Subsidiary has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or such Company Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.
          (d) The Company and the Company Subsidiary have paid in full to all of its respective employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.
          (e) There is no Action or grievance with respect to payment of wages, salary or overtime pay or annual, sick or long service leave or any other form of leave, redundancy, reinstatement, commissions, bonuses, profit share payment in lieu of notice in accordance with any applicable Law or Contract or collective bargaining Contract, enterprise agreement or other labor union Contract, workers’ compensation or claim for injury or any kind of disease that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or the Company Subsidiary.
          (f) None of the Company or the Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.
          (g) There is no charge or proceeding with respect to a violation of any Law or standards relating to occupational health and safety, accidents or diseases and/or workers compensation that has been asserted or is now pending or, to the Knowledge of the Company, threatened, with respect to the Company or the Company Subsidiary.
          (h) There is no charge or complaint or grievance of discrimination in employment or employment practices, for any reason, including, without limitation, race, color, religion, national origin, ancestry, place or origin, age, physical disability, mental disability, marital status, sexual orientation, or sex, or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or the Company Subsidiary has employed or currently employs any Person.
          (i) Each of the Contracts entered into by the Company or the Company Subsidiary with employees or consultants is enforceable according to its terms and with respect to each such Contract, (1) none of the Company or the Company Subsidiary is in material Default thereunder, (2) there has not occurred any event which would constitute a material Default by the Company or the Company Subsidiary of any covenant, agreement or condition contained therein, and (3) to the Knowledge of the Company, no other party to any such Contract is in material Default of any term thereof.
          (j) The Company and the Company Subsidiary have complied, in all material respects, with all applicable industrial awards and agreements and all statutory requirements, in respect of its respective employees.

          (k) Each of the Company and the Company Subsidiary is in material compliance with the requirements of the Americans with Disabilities Act.
          (l) Each of the Company and the Company Subsidiary is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act (“WARN”) and has no liabilities pursuant to WARN.
     SECTION 4.21 Key Employees. Section 4.21 of the Disclosure Schedule lists the name, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in fiscal years 2004 and 2005 and those amounts which are expected to be paid in fiscal year 2006, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of the Company or the Company Subsidiary (i) whose annual compensation exceeded (or, in fiscal year 2006, is expected to exceed) $75,000, or (ii) who is not an employee “at will”.
     SECTION 4.22 Taxes
          (a) (i) All Tax Returns required to be filed by the Company and the Company Subsidiary have been timely filed; (ii) all Taxes required to be paid by the Company or the Company Subsidiary with respect to such Tax Returns have been timely paid; (iii) all such Tax Returns (insofar as they relate to the activities or income of the Company or the Company Subsidiary) are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed in writing by any Tax authority (insofar as either relates to the activities or income of the Company or the Company Subsidiary or could result in liability of the Company or the Company Subsidiary on the basis of joint and/or several liability); (v) there are no pending proceedings for the assessment or collection of Taxes against the Company or the Company Subsidiary (insofar as either relates to the activities or income of the Company or the Company Subsidiary or could result in liability of the Company or the Company Subsidiary on the basis of joint and/or several liability); (vi) there are no Tax liens on any assets of the Company or the Company Subsidiary (except for liens for Taxes that are not yet due and payable); (vii) the Company and the Company Subsidiary has filed Tax Returns in all jurisdictions where it is required to file and neither the Company nor the Company Subsidiary has received written notice of any claim by any taxing authority in any other jurisdiction that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction; and (viii) neither the Company nor the Company Subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the normal assessment or reassessment period for any Tax has not expired.
          (b) (i) there are no outstanding waivers or agreements extending the normal assessment or reassessment period for any period with respect to any Tax to which the Company or the Company Subsidiary may be subject; (ii) there are no requests for information from a Governmental Authority currently outstanding that could affect the Taxes of the Company or the Company Subsidiary; (iii) there are no proposed assessments or reassessments of any property owned by the Company or the Company Subsidiary received by the Company or the Company Subsidiary in writing that could increase the amount of any Tax to which the Company or the Company Subsidiary would be subject; and (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could materially affect the Company or the Company Subsidiary.
          (c) The Parent has delivered to the Acquiror correct and complete copies of all federal, state, local and foreign income and franchise Tax Returns that were required to be filed by the Company or the Company Subsidiary for taxable periods ending December 31, 2002 and thereafter, examination reports, and statements of deficiencies assessed against or agreed to by the Company or the Company Subsidiary.
          (d) On the Financial Statements, reserves and allowances as required by GAAP have been provided with respect to all Liabilities for Taxes relating to the Company or the Company Subsidiary as of the date thereof.
          (e) Neither the Company nor the Company Subsidiary is, nor has it ever been, a member of an affiliated group or required to file a consolidated, combined or unitary Tax Return. Neither the Company nor the Company Subsidiary is a party to or bound by, or has any obligation under, any Tax Sharing Agreement.
          (f) No Equityholder is a foreign person within the meaning of Treasury Regulation Section 1.1445-2(b).
          (g) Neither the Company nor the Company Subsidiary has agreed to, nor is it required to make, any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.
     SECTION 4.23 Insurance. Section 4.23 of the Disclosure Schedule sets forth a true, complete and correct list of all insurance policies and fidelity bonds for the current policy year relating to the Company, the Company Subsidiary, the Business, the business of the Company Subsidiary, the assets and properties of the Company and the Company Subsidiary, and the employees, officers or directors of the Company and the Company Subsidiary, including, without limitation, those policies which are not issued in the name of the Company or the Company Subsidiary (the “Policies”). Neither the Company nor the Company Subsidiary nor any of their respective Affiliates is in material Default with respect to the Policies, and none of the Company or the Company Subsidiary nor any of their respective Affiliates has received any notice of a cancellation with respect to any of the Policies and, within the last year, none of the Company or the Company Subsidiary nor any of their respective Affiliates has been refused any insurance coverage sought or applied for with respect to the Business. There are no material claims under any of the Policies or bonds pending as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. The Company, the Company Subsidiary, the Business and the business of the Company Subsidiary are each insured against such risks and in such amounts as the management of the Company and the Company Subsidiary reasonably has determined to be prudent in accordance with industry practice. All of the Policies are valid, enforceable and in full force and effect and all premiums with respect to the Policies covering all periods up to and including the date of this Agreement have been paid, or with respect to premiums due after the date hereof and prior to the Closing Date, will be paid on or prior to the

Closing Date. The Company and the Company Subsidiary has given all notices and presented all claims under any insurance policy in a due and timely fashion.
     SECTION 4.24 Brokers. Except for Media Venture Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Equityholders.
     SECTION 4.25 Indemnification Under Purchase Agreements. None of the Company nor the Company Subsidiary has made any unresolved claim for indemnification under any of the Purchase Agreements. To the Company’s Knowledge, there exists no fact or circumstance that could give the Company or the Company Subsidiary the right to make such a claim for indemnification under any of the Purchase Agreements.
     SECTION 4.26 CAPEX Budget. Attached as Section 4.26 of the Disclosure Schedule is a correct and complete copy of the capital expenditure budget for the Company and the Company Subsidiary for the calendar year 2006 (the “CAPEX Budget”).
     SECTION 4.27 Indebtedness. As of the Closing Date, neither the Company nor the Company Subsidiary will have any Indebtedness other than the Indebtedness that will be paid pursuant to Section 2.05(b)(iv)(D).
     SECTION 4.28 Full Disclosure. Neither the Parent nor the Company have Knowledge of any facts pertaining to the Equityholders, the Parent, the Company, the Company Subsidiary, any Attar or other Affiliate thereof, the Business or the business of the Company Subsidiary which could reasonably be expected to constitute a Company Material Adverse Effect and which have not been disclosed in this Agreement, the Disclosure Schedule or the Financial Statements.
     SECTION 4.29 Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV NEITHER THE PARENT NOR THE COMPANY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THEMSELVES, THE COMPANY SUBSIDIARY, OR THE COMPANY’S ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
     SECTION 4.30 COBRA Employees. Section 4.30 of the Disclosure Schedule contains a list as of the date hereof and prior to the Closing Date will be updated to contain a list as of the Closing Date, of (a) each former System Employee (and each dependent, as applicable) who is currently receiving continuation coverage under COBRA, (b) each former System Employee (and any applicable dependent) for whom the COBRA election period has not expired who (i) is a “qualified beneficiary” as such term is defined by COBRA, and (ii) has incurred a “qualifying event’ as such term is defined by COBRA, and (c) the expiration date of the maximum COBRA period for each employee (and/or any applicable dependent) listed in subsection (a) and (b).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER
     SECTION 5.01 Representations and Warranties of Acquiror. As an inducement to the Parent and the Company to enter into this Agreement, Acquiror hereby represents and warrants as of the date hereof and also on and as of the Closing Date, which representations and warranties shall survive the Closing as provided in Section 9.03, that:
          (a) Organization; Qualification. The Acquiror is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into the Acquisition Documents, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. Except for the approval of Acquiror’s board of directors, (i) the execution and delivery of the Acquisition Documents by Acquiror, the performance by Acquiror of its obligations thereunder and the consummation by Acquiror of the transactions contemplated thereby have been duly authorized by all requisite action on the part of Acquiror and (ii) no other action or proceeding on the part of Acquiror is necessary to authorize the Acquisition Documents or the consummation of the transactions contemplated thereby. This Agreement constitutes, and upon its execution each of the Ancillary Agreements will constitute, a legal, valid and binding obligation of the Acquiror enforceable against the Acquiror in accordance with its terms.
          (b) Consents; Authorization; Execution and Delivery of Agreement. Assuming approval by Acquiror’s board of directors, the execution and delivery of this Agreement does not, and assuming compliance with any applicable requirements of the Hart-Scott-Rodino Act, consent by the FCC to the transfer of control of the Company from Equityholders to Acquiror and approval by Acquiror’s board of directors, the performance of this Agreement and the execution, delivery and performance of the Ancillary Agreements by the Acquiror do not and will not (i) violate, conflict with or result in the breach of any provision of the governing documents of Acquiror, (ii) conflict with or violate any Laws or Order applicable to Acquiror, or (iii) conflict with, constitute a Default (or an event which with the giving of notice or lapse of time, or both, would become a Default) under, require any consent or notice under any Contract to which Acquiror is party that would have an Acquiror Material Adverse Effect. Upon the approval of Acquiror’s board of directors, the execution, delivery and performance of this Agreement by Acquiror will have been duly and validly authorized and approved by all necessary corporate action and this Agreement will be a valid and binding obligation of Acquiror, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally.
          (c) Litigation and Legal Proceedings. No Action is pending or, to Acquiror’s Knowledge, threatened, that seeks to delay, prevent or condition the consummation of the transactions contemplated hereby.
          (d) Brokers Acquiror has not engaged any agent, broker or other Person acting pursuant to the express or implied authority of Acquiror which is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement.

          (e) Financial Ability to Close. Acquiror has and at Closing will continue to have the financial ability to perform its obligations under this Agreement.
          (f) Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, ACQUIROR MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF ITSELF OR ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
     SECTION 5.02 Representations and Warranties of Merger Sub. As an inducement to the Parent and the Company to enter into this Agreement, Acquiror and Merger Sub, jointly and severally, hereby represent and warrant as of the date hereof and also on and as of the Closing Date, which representations and warranties shall survive the Closing as provided in Section 9.03, that:
          (a) Organization and Qualification. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
          (b) Certificate of Formation and Operating Agreement. Merger Sub is not in violation of any of the provisions of its certificate of formation or operating agreement.
          (c) Consents; Authorization; Execution and Delivery of Agreement. Assuming approval by Acquiror’s board of directors and the affirmative vote of Acquiror, the sole member of Merger Sub, the execution and delivery of this Agreement does not, and assuming (i) compliance with any applicable requirements of the Hart-Scott-Rodino Act, (ii) consent by the FCC to the transfer of control of the Company from Equityholders to Acquiror, (iii) the filing and recordation of appropriate merger documents as required by Delaware Law, (iv) approval by Acquiror as sole member of Merger Sub and (v) approval by Acquiror’s board of directors, the performance of this Agreement and the execution, delivery and performance of the Ancillary Agreements by Merger Sub do not and will not (i) violate, conflict with or result in the breach of any provision of the governing documents of Merger Sub, (ii) conflict with or violate any Laws or Order applicable to Merger Sub, or (iii) conflict with, constitute a Default (or an event which with the giving of notice or lapse of time, or both, would become a Default) under, require any consent or notice under any Contract to which Merger Sub is party that would have an Acquiror Material Adverse Effect. Except for the approval of Acquiror’s board of directors and the approval of Acquiror, as sole member of Merger Sub, the execution, delivery and performance of this Agreement by Merger Sub has been duly and validly authorized and approved by all necessary limited liability company action and this Agreement will be a valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally.
          (d) Litigation and Legal Proceedings. No Action is pending or, to Acquiror’s Knowledge, threatened, that seeks to delay, prevent or condition the consummation of the transactions contemplated hereby.
          (e) Brokers. Merger Sub has not engaged any agent, broker or other Person acting pursuant to the express or implied authority of Merger Sub which is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement.
          (f) Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, MERGER SUB MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF ITSELF OR ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
ARTICLE VI
COVENANTS
     SECTION 6.01 Financial Statements and Cellular System Information. The Parent and the Company each covenant and agree that from the date of execution of this Agreement until the Closing, the Parent and the Company shall provide Acquiror, as soon as they become available and in any event within 45 days of the end of each calendar month, true, correct and complete copies of the unaudited consolidated balance sheet, statement of income (including detailed revenue classifications), as well as key operating statistics, including gross subscriber additions, disconnects and end-of-period number of subscribers for such month, as they relate to the Business and the business of the Company Subsidiary.
     SECTION 6.02 Governmental Approvals. Acquiror, the Parent and the Company covenant and agree that they will fully cooperate with each other, and do all things reasonably necessary to assist each other in obtaining all consents and approvals and filing all notices necessary with respect to the Permits and applications therefor for transfer to Acquiror of control of the Company and the Company Subsidiary as soon as practicable after the date hereof; provided, that the Parent, the Company, Merger Sub and Acquiror shall file all requisite applications to secure the FCC’s consent to the transfer of control of the Company and the Company Subsidiary within twenty (20) Business Days following the date hereof. Acquiror’s cooperation shall include the furnishing of information specifically with respect to Acquiror reasonably required by the Person whose consent or approval is being sought. Each party (the “Notifying Party”) shall provide adequate prior written notice to the other of any meeting with Governmental Authorities the purpose of which is to seek a consent or approval to the transactions contemplated hereby or resulting from any notice being filed, and upon the Notifying Party’s request the other shall use commercially reasonable efforts to furnish a representative to attend meetings with Governmental Authorities for the purpose of obtaining such consents or approvals and responding to issues resulting from the filing of a notice. Acquiror, the Parent and the Company hereby agree to diligently pursue the processing of all applications and filings contemplated by this Section 6.02, including without limitation, the filing made under the Hart-Scott-Rodino Act (which shall be filed within five (5) Business Days following June 22, 2006), and all other necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement. No party shall take any action or fail to take any action where such act or omission is likely to cause any Governmental Authority not to grant its consent to the transfer of control of the Company and the Company Subsidiary; provided, however, that nothing in this Agreement shall be construed to require Acquiror or any Affiliate thereof to divest any spectrum interest in order to secure the consent of a Governmental Authority to the transactions contemplated herein. Acquiror, the Parent and the Company shall share equally the expense of all filing fees in connection with any filings pursuant to this Section 6.02(a); provided, however, Acquiror hereby agrees that it shall be solely responsible for payment of the Hart-Scott-Rodino filing fee.
     SECTION 6.03 Third Party Consents; Closing Conditions.
          (a) The Parent and the Company shall use their commercially reasonable efforts to obtain all Required Consents and give all Required Notices as promptly as practicable each in form and substance reasonably satisfactory to Acquiror. Acquiror, the Parent and the Company covenant and agree that each of them will reasonably cooperate with each other, and Acquiror will do all things reasonably necessary to assist the Parent and the Company, to obtain all Required Consents and give all Required Notices, including the furnishing of financial and other information specifically with respect to Acquiror, or its Affiliates, as the case may be, reasonably required by the Person or Governmental Authority whose consent or approval is being sought. Acquiror, the Parent and the Company shall use all commercially reasonable efforts to consummate the transactions contemplated hereby. Notwithstanding the foregoing, without Acquiror’s prior written consent, neither the Parent nor the Company shall, and shall not permit the Company Subsidiary to, agree to any modification of a Material Contract in order to obtain a Required Consent.
          (b) Acquiror, the Parent and the Company hereby covenant and agree to use, and the Parent and the Company shall cause the Company Subsidiary to use, all commercially reasonable efforts to satisfy, or assist the other party in satisfying, the closing conditions applicable to the Acquiror in Article VII hereof and the Parent and the Company in Article VIII hereof prior to the Closing Date.
     SECTION 6.04 Conduct of Business.
          (a) From and after the date hereof until the Closing Date, neither the Parent nor the Company shall, and shall cause the Company Subsidiary not to, engage in any practice, take any action or enter into any transaction outside the ordinary course of business or inconsistent with past practice without the prior approval of Acquiror, which approval shall not be unreasonably withheld or delayed, and the Parent and the Company shall, and shall cause the Company Subsidiary to, continue to operate the Business and the business of the Company Subsidiary in the ordinary course consistent with past practices. In furtherance and not in limitation of the foregoing, from and after the date hereof, the Parent and the Company shall and shall cause the Company Subsidiary to:
     (i) operate the Business and the business of the Company Subsidiary in accordance with the Permits, and comply in all material respects with all Laws relating thereto and to the ETC status of the Company and the Company Subsidiary;
     (ii) except for inventory or obsolete equipment sold or retirement of obsolete assets, in each case in the ordinary course of business, refrain from making any sale, lease, transfer or other disposition of any asset of the Company or the Company Subsidiary, other than in connection with replacements with assets of like use and value;
     (iii) refrain from amending the Company’s or the Company Subsidiary’s organizational documents in any manner adverse to Acquiror; and refrain from amending, terminating or entering into any Contracts that are or that would constitute Material Contracts, except in the ordinary course of business;
     (iv) maintain insurance on the assets used in the Business and the business of the Company Subsidiary comparable, in all material respects, to that maintained prior to the date hereof;
     (v) maintain its books and records in accordance with prior practice and as used in the preparation of the Financial Statements;
     (vi) use commercially reasonable efforts to take all actions necessary to maintain all of the Company’s and the Company Subsidiary’s rights and interests in, and the validity of, the FCC Authorizations and other material Permits and not permit any of the FCC Authorizations or any material Permit to expire or to be surrendered or voluntarily modified in a manner materially adverse to the operation of the Business or the business of the Company Subsidiary, or take any action (or fail to take any action) which would reasonably be expected to cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation, termination, cancellation or limitation of rights under any of the FCC Authorizations or such other material Permits, or to assess a fine or forfeiture in excess of $50,000 individually or in the aggregate; or fail to prosecute with commercially reasonable diligence any pending applications to any Governmental Authority; and provide to Acquiror copies of all applications, correspondence, pleadings and other documents furnished to or received from and Governmental Authority relating to the Business or the business of the Company Subsidiary, except that no information shall be provided to the Acquiror with respect to the Company’s participation in the upcoming auction of wireless licenses or any bids to be made in connection therewith;
     (vii) notify Acquiror in writing promptly after learning of the institution of any material Action against the Company, the Company Subsidiary or any

Equityholder relating to the Business, the business of the Company Subsidiary or the Cellular System, and notify Acquiror in writing promptly upon receipt of any Order relating to the Company, the Company Subsidiary, the Business, the business of the Company Subsidiary or the Cellular System;
     (viii) use commercially reasonable efforts to maintain the equipment, systems and other fixed assets of the Business and the Company Subsidiary’s business and the reliability standards, footprint coverage and network capacity of the Business in accordance with the prior practice of the Company and the Company Subsidiary and in good operating condition (normal wear and tear excepted);
     (ix) use commercially reasonable efforts to continue in accordance with past practice all marketing and promotions relating to the maintenance and growth of subscribers and the preservation of the competitive position of the Business and the business of the Company Subsidiary;
     (x) use commercially reasonable efforts to maintain the relations with the suppliers, agents, customers and distributors of the Business and the business of the Company Subsidiary and any others having business relations with the Business or the business of the Company Subsidiary;
     (xi) refrain from incurring or guaranteeing Indebtedness or incurring other balance sheet Liabilities outside the ordinary course of business;
     (xii) comply in all material respects with all Laws applicable to it;
     (xiii) use best efforts as necessary for the Company and the Company Subsidiary to complete implementation of Phase I and Phase II E911 service to the extent necessary to cause the condition set forth in Section 7.15 to be satisfied;
     (xiv) use best efforts to secure written acknowledgement from each PSAP from which the Company and any Company Subsidiary has received a request for Phase II service that the PSAP: (a) has been advised that the Company and the Company Subsidiaries failed to meet the September 15, 2005 deadline to provide Phase II service in 50% of the PSAP’s coverage area; (b) has been advised that the Company and the Company Subsidiaries will meet the September 15, 2006 deadline to provide Phase II service to 100% of the area covered by the PSAP; and (c) has, by agreement with the Company and the Company Subsidiaries, consented to the current September 15, 2006 compliance schedule of the Company and the Company Subsidiaries pursuant to Section 20.18(j)(5) of the FCC’s rules, and will not take, or cause to be taken, any action (including the filing of a complaint with the FCC) with respect to past non-compliance provided that the Company and the Company Subsidiaries meet the September 15, 2006 compliance deadline; and
     (xv) refrain from issuing or redeeming any of its equity interests or declaring or paying any dividends or making any other distributions (whether in cash, securities or other property) to the holders of the Units, other than issuance of Class B Units pursuant to the Management Equity Incentive Plan and periodic distributions to the Equityholders to make estimated tax payments as are permitted by Section 5.3(a) of the LLC Agreement.
          (b) The Parent and the Company shall use all commercially reasonable efforts to keep available the services of the System Employees and of all agents of the Business and the business of the Company Subsidiary.
     SECTION 6.05 Access. The Parent and the Company shall, and shall cause the Company Subsidiary to, (a) give Acquiror and its authorized representatives full and reasonable access during all normal business hours to the Company’s and each Company Subsidiary’s books and records, facilities and assets comprising or relating to the Company, the Company Subsidiary, the Business or the business of the Company Subsidiary, (b) provide such financial and operating data and other information with respect to the Company, the Company Subsidiary, the Business or the business of the Company Subsidiary as Acquiror may reasonably request, and (c) make its officers, employees, agents and suppliers reasonably available to Acquiror. Upon reasonable notice from and after June 23, 2006, the Parent and the Company shall, and shall cause the Company Subsidiary to, provide Acquiror with reasonable access to the System Employees during normal business hours. Beginning approximately 30-45 days prior to the anticipated Closing Date, Acquiror shall have access to the System Employees for the purpose of transition training, provided that such training does not unreasonably interfere with the operation of the Business or the business of the Company Subsidiary and such additional access as Acquiror may reasonably request on reasonable notice and in accordance with applicable Law, for the purpose of performing drug tests, administering employment applications, interviewing employees, and informing employees about Acquiror’s benefit plans. Requests for the necessary information to perform background checks may be included in the employment applications.
     SECTION 6.06 System Employees.
          (a) Acquiror shall cause all System Employees who are actively employed by the Company or the Company Subsidiary immediately prior to the Closing Date, other than those senior management System Employees listed on Section 6.06(a) of the Disclosure Schedule (the “Excluded Employees”), to remain employed by the Company or such Company Subsidiary immediately following the Effective Time (hereinafter those System Employees who remain employed by the Company or such Company Subsidiary shall be collectively referred to as the “Retained Employees”) in the same or comparable positions, and, in the aggregate, at the same or comparable total compensation (including base pay and bonus), as are offered by the Acquiror to its current employees in similar positions and in similar geographic locations. Prior to the Closing Date, the Company shall terminate the Excluded Employees from their employment with the Company or a Company Subsidiary or transfer any or all of the Excluded Employees to a position with Parent or its Affiliates (other than the Company or the Company Subsidiary). The Parent shall be responsible for any and all severance payments or other related termination obligations other than COBRA, if any, for the Excluded Employees. Neither Acquiror, the Company nor the Company Subsidiary shall have any obligations or liabilities whatsoever with respect to the Excluded Employees, other than pursuant to COBRA, which COBRA obligations shall be assumed by the Acquiror. The Acquiror shall also be responsible for any and all severance payments and other related termination obligations, including COBRA, of any Retained Employee or former employee who is not a Retained Employee or an Excluded Employee. For purposes of this paragraph, the term “System Employee” shall include all full-time and part-time employees who are actively at work for the Company or a Company Subsidiary as of the Closing Date, including those employees on vacation or who have taken a personal day or occasional absence day, employees on workers’ compensation, military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, short-term disability, salary continuation, on layoff with recall rights, and employees on other Company or Company Subsidiary approved leaves of absence with a legal or contractual right to reinstatement.
          (b) Section 6.06(b) of the Disclosure Schedule lists those employees of Parent or any Affiliate (other than the Company or the Company Subsidiary) who are primarily involved in the operation of the Business or the business of the Company Subsidiary.
          (c) From and after the Closing Date, Acquiror shall cause each employee benefit plan, program, agreement and arrangement maintained by Acquiror (including any 401(k) plans) in which any Retained Employee participates to treat all service accrued or deemed accrued prior to the Closing Date with the Company, the Company Subsidiary or their respective Affiliates as service rendered to Acquiror and its Affiliates for all purposes under each such plan, program, agreement and arrangement of Acquiror, other than for benefit accrual purposes under any defined benefit plan maintained or sponsored by Acquiror. In addition, Acquiror will request that all (A) pre-existing conditions and proof of insurability provisions, for all conditions that all Retained Employees and their covered dependents have as of the Closing Date, and (B) waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived in the case of clause (A) or clause (B) with respect to such employees to the same extent waived or satisfied under Acquiror’s benefit plans.
          (d) The Company shall provide a retention pool of no more than $200,000 in the aggregate (the “Retention Pool”), which shall be reasonably acceptable to Acquiror, and pay a bonus to certain System Employees (other than the Excluded Employees) in connection with the consummation of the transactions contemplated by this Agreement for the purpose of retaining the services of key employees and officers of the Company and the Company Subsidiary on the terms set forth on Section 6.06(d) of the Disclosure Schedule. The Company shall be solely responsible and shall pay any bonuses to System Employees (other than the Excluded Employees) pursuant to the Retention Pool and Acquiror shall have no obligation to make any payments pursuant to the Retention Pool to any System Employee or any other person, including, without limitation, in the event this Agreement is terminated or abandoned.
          (e) This Agreement is not intended, and it shall not be construed, to create third party beneficiary rights in the System Employees (including any beneficiaries or dependents thereof) under or with respect to any plan, program or arrangement described in or contemplated by this Agreement and shall not confer upon any such employee the right to continued employment for any period of time following the Closing Date.
     SECTION 6.07 Non-Competition; Non-Solicitation; No Shop.

          (a) The Parent and the Attars (the “Restricted Parties”) hereby acknowledge that they are familiar with the Company’s and the Company Subsidiary’ trade secrets and with other confidential information. The Restricted Parties further acknowledge and agree that the Company, the Company Subsidiary and Acquiror would be irreparably damaged if the Restricted Parties were to provide products or services to or otherwise participate in the business of any Person competing with the Company or the Company Subsidiary in a similar business and that any such competition by the Restricted Parties would result in a significant loss of goodwill by the Company or such Company Subsidiary. The Restricted Parties further acknowledge and agree that the covenants and agreements set forth in this Section 6.07 were a material inducement to Acquiror to enter into this Agreement and to perform its obligations hereunder, and that Acquiror would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if the Restricted Parties breached the provisions of this Section 6.07. Therefore, the Restricted Parties agree, in further consideration of the amounts to be paid hereunder in connection with the Merger, that until the fifth (5th) anniversary of the Closing, the Restricted Parties shall not (and shall cause their respective Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), or in any other manner engage anywhere in the State of West Virginia and in any other portion of the Licensed Area in the provision of CMRS, including but not limited to the use of AWS spectrum as defined in 47 C.F.R. § 27.111, et seq. to provide CMRS service or any functional equivalent thereto, provided that nothing herein shall prohibit the Restricted Parties or any of their respective Affiliates from (x) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation or (y) holding or operating a business that uses Local Multipoint Distribution Service licenses, as defined in 47 C.F.R. § 101.1001, et seq., in the Beckley and Bluefield BTAs. The Restricted Parties acknowledge that the geographic restrictions and time limitations set forth above are reasonable and necessary to protect the goodwill of the Company’s and the Company Subsidiary’s business.
          (b) The Restricted Parties agree that they shall not (and the Restricted Parties shall cause its Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Company, the Company Subsidiary or the Acquiror to leave the employ of the Company, such Company Subsidiary or the Acquiror, or in any way interfere with the relationship between the Company, the Company Subsidiary or the Acquiror and any employee thereof, (ii) hire any person who was an employee of the Company, the Company Subsidiary or the Acquiror at any time during the six-month period immediately prior to the date on which such hiring would take place other than the Executive Employees and any other System Employee who does not become a Retained Employee, provided, however that the Restricted Parties shall be permitted to employ any person who, at his or her own initiative and not at the direct or indirect suggestion or behest of the Restricted Parties, approaches a Restricted Party for the purpose of gaining employment with such person or responds to a general employment advertisement that is not specifically directed at the employee, the Company’s, the Company Subsidiary’s or the Acquiror’s employees generally or any subset thereof, and after any such person contacts the Restricted Party at his or her own initiative, to meet with such person and negotiate terms of employment therewith, or (iii) for so long as the Restricted Parties have continuing obligations under Section 6.07(a) above, call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company, the Company Subsidiary or the Acquiror for purposes that would violate Section 6.07(a) above, induce or attempt to induce such Person to cease doing business with the Company, such Company Subsidiary or the Acquiror, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company, such Company Subsidiary or the Acquiror or any of their respective Affiliates (including making any negative statements or communications about the Company, the Company Subsidiary, the Acquiror or any of their respective Affiliates).
          (c) Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, the Restricted Parties shall not, and shall cause the Company and the Company Subsidiary and their respective officers, directors, shareholders, members and advisors not to, (i) continue, initiate, solicit, negotiate or pursue with any party other than Acquiror any inquiry, proposal or offer relating to the acquisition, disposition, recapitalization, financing or any other transaction directly or indirectly involving all or any portion of the stock of Parent, the Units, equity interests in the Company Subsidiary, the Business, the business of the Company Subsidiary or the Company’s or the Company Subsidiary’s assets, other than (A) transfers of such stock or units to family members, affiliates or employees, so long as such in the aggregate does not constitute a change of control or delay the transactions contemplated hereby, (B) sales of inventory or obsolete equipment in the ordinary course of business, (C) financing transactions required for day-to-day Company or Company Subsidiary operations or the build out of additional sites related to the expansion of 850 MHz wireless network licensed area or (D) delivery of a ROFR Notice to Alta and actions taken related thereto, and following the receipt of a Notice of Interest from Alta, all actions taken in respect thereof (each of the foregoing other than (A) — (D) being an “Alternative Offer”), or (ii) provide any information regarding Parent, the Company, the Company Subsidiary or any such party’s respective business, to any party other than Acquiror where the Restricted Parties, the Company, the Company Subsidiary or any of its or their respective officers, directors, shareholders, members or advisors have reason to believe such information will be used in connection with an Alternative Offer.
          (d) If, at the time of enforcement of the covenants contained in this Section 6.07 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. The Restricted Parties have consulted with legal counsel regarding the Restrictive Covenants and based on such consultation have determined and hereby acknowledge that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company, the Company Subsidiary, the Business and the business of the Company Subsidiary and the substantial investment in the Company made by Acquiror hereunder. The Restricted Parties further acknowledge and agree that the Restrictive Covenants are being entered into in connection with the Merger and not directly or indirectly in connection with any other relationship with the Company or the Company Subsidiary. The Restricted Parties hereby agree that (i) if any of them breach their respective obligations set forth in Section 6.07(c) and the transactions contemplated hereby are not consummated, the Company shall, within five days of the final determination of such breach by a court of competent jurisdiction, pay to Acquiror by wire transfer of immediately available funds, $4,000,000 and (ii) if Alta delivers a Notice of Interest in respect of its ROFR, then at the closing of a purchase of the Company by Alta or an assignee thereof, the Company shall pay to Acquiror by wire transfer of immediately available funds, $4,000,000. Acquiror acknowledges and agrees that such payments shall be Acquiror’s sole and exclusive relief for any such breach of Section 6.07(c).
     SECTION 6.08 Supplemental Disclosure. The Parent and the Company shall from time to time prior to the earlier of the Closing and the termination of this Agreement, supplement in writing the Disclosure Schedule with respect to any matter hereafter arising that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule; provided, however, that none of such disclosures made after June 22, 2006 shall be deemed to modify, amend or supplement the representations and warranties of the Parent or the Company or the Disclosure Schedule for the purposes of this Agreement (including Article VII and Article VIII), unless Acquiror shall have consented thereto in writing. During the same period, the Parent and the Company shall also promptly notify Acquiror of the occurrence of any breach of any covenant of the Parent or the Company contained herein, or of any event that may make the satisfaction of the conditions set forth in Section 7.01 of this Agreement impossible or unlikely.
     SECTION 6.09 Unjust Enrichment Penalty. To the extent any Unjust Enrichment Penalty is assessed in connection with the consummation of the transactions contemplated hereby, the Company shall timely remit to the FCC the amount of any such Unjust Enrichment Penalty.
     SECTION 6.10 Tax Covenants.
          (a) Without the prior written consent of Acquiror, which consent shall not be unreasonably withheld or delayed, the Company shall not, to the extent it may affect or relate to the Company or the Company Subsidiary with respect to any Post-Closing Tax Period, make or change any Tax election, adopt or change any method of Tax accounting, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax Liability or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment.
          (b) The Parent and the Company shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns of the Company and the Company Subsidiary and shall pay, or cause to be paid when due, all Taxes of the Company or the Company Subsidiary attributable to any taxable period which ends on or prior to the Closing Date (the “Pre-Closing Tax Period”). All such Tax Returns (i) shall be prepared in accordance with applicable Law, and (ii) as of the time of filing, shall be true and complete in all material requests. Acquiror shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid when due all Taxes relating to the ownership or operation of the Company or the Company Subsidiary attributable to any taxable period ending after the Closing Date (the “Post-Closing Tax Period”) including any Tax Returns for any period beginning before and ending after the Closing Date. In the event that Acquiror makes a payment of any Tax related to the operation or ownership of the Company or the Company Subsidiary for any Pre-Closing Tax Period, the Parent shall promptly reimburse Acquiror for the amount of such payment. In the event that the Parent makes a payment of any Tax related to the operation or ownership of the Company or the Company Subsidiary for any

Post-Closing Tax Period, Acquiror shall promptly reimburse the Parent for the amount of such payment. Acquiror and the Parent shall have access to each other’s books and records at reasonable times for purposes of handling the foregoing tax matters and dealing with any liabilities or claims arising out of, or relating to, this Section 6.10(b).
          (c) The Parent shall not settle any such audit or appeal in a manner which would adversely affect Acquiror, the Company or any Company Subsidiary; provided that a settlement shall be deemed not to have an adverse effect on Acquiror, the Company or any Company Subsidiary if the settlement agreement (i) merely requires the Company, any Company Subsidiary or the Parent to make a payment in respect of a Pre-Closing Tax Period, which payment shall be made by the Parent immediately upon the settlement, to the extent the Parent has an obligation under Article IX to indemnify Acquiror in respect of such payment, (ii) does not require Acquiror, the Company or any Company Subsidiary to concede or accept, or preclude Acquiror, the Company or any Company Subsidiary from taking, any Tax position with respect to any Post-Closing Tax Period, and (iii) could not increase the Tax liability of the Company or any Company Subsidiary with respect to any Post-Closing Tax Period.
          (d) All existing Tax Sharing Agreements shall be terminated on or before the Closing Date.
          (e) Acquiror, the Parent and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, the Parent and the Company agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and the Company Subsidiary relating to any Pre-Closing Tax period, and to abide by all record retention agreements entered into with any Tax authority, and (ii) to give the other party written notice at least 90 days prior to destroying or discarding any such books and records and, if the other party so requests, Acquiror, the Parent or the Company, as the case may be, shall allow the other party to take possession of such books and records; provided that after the applicable statute of limitations with respect to which the Tax items contained in such books and records has expired (giving effect to any waiver, mitigation or extension thereof), clause (ii) shall not apply to any books and records which also pertain to persons other than the Company or the Company Subsidiary.
          (f) On or before the Closing Date, the Parent shall deliver to Acquiror all available copies of effective exemption certificates and other documents which have been furnished by customers of the Company or the Company Subsidiary for the purpose of establishing or supporting any claim of tax exemption with respect to Taxes collected by the Company or the Company Subsidiary from its customers.
     SECTION 6.11 Annual ETC Reporting/Annual Certification. From and after the date of this Agreement, the Company and the Company Subsidiary will timely and fully comply with all annual reporting and annual certification requirements for each Designated Area. A copy of each filing relating to the annual reporting and annual certification requirements, including but not limited to any service improvement plan, progress report on a service improvement plan, outage report, unfulfilled requests for service, complaints per 1,000 handsets and other certifications under 47 C.F.R. §§ 54.202, 54.209 (or any other similar state requirement) shall be delivered to Acquiror concurrently with the filing with the applicable regulatory agency. The Parent, the Company and the Company Subsidiary shall consult with Acquiror regarding any new commitments or undertakings not previously required of the Company or a Company Subsidiary as an ETC in any Designated Area prior to making any such commitment or undertaking.
     SECTION 6.12 ETC Obligations. The Company shall satisfy all of the obligations and commitments listed in Section 4.12(f) of the Disclosure Schedule.
     SECTION 6.13 Inventory Levels. The Company shall, and shall cause the Company Subsidiary to, maintain levels of inventory consistent with past practices for the ordinary course of business of the Business and the business of the Company Subsidiary.
     SECTION 6.14 Dissenting Unitholder Payments. The Equityholders’ Representative shall pay to each Dissenting Unitholder, such amount as shall be required to be paid to it.
     SECTION 6.15 West Virginia RSA 6. The Company shall use best efforts to cause the FCC to revise its records to reflect that the Company is the only Band A cellular licensee of the CGSA in Wyoming and McDowell counties in West Virginia, and that no other Person has an authorized CGSA on channel block A covering any geographic area in those two counties.
     SECTION 6.16 Microwave Relocation. The Company shall, and shall cause the Company Subsidiary to, timely satisfy any microwave cost-sharing obligations arising under 47 C.F.R. §24.239 and relating to the Company’s or the Company Subsidiary’s operation of the Cellular System prior to the Closing.
     SECTION 6.17 E911. To the extent any fine or forfeiture or other penalty is assessed against the Company or the Company Subsidiary with respect to its or their failure to comply with the FCC’s rules regarding deployment of E911 service, then the Company or the Company Subsidiary, as applicable, shall remit timely and full payment of such fine, forfeiture or other penalty to the FCC or other Governmental Authority as required thereby.
ARTICLE VII
CONDITIONS PRECEDENT TO ACQUIROR’S OBLIGATION TO CLOSE
     The obligation of Acquiror under this Agreement with respect to the consummation of the Merger shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Acquiror:
     SECTION 7.01 Accuracy of Representations and Warranties; Performance of this Agreement.

          (a) Each of the representations and warranties made by the Parent and the Company in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date (unless any representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date), provided, however, that for purposes of determining the accuracy of such representations and warranties, all representations and warranties made by the Parent and the Company in this Agreement that are qualified by materiality qualifications shall be true and correct in all respects on and as of the Closing Date.
          (b) The Parent and the Company shall have complied with and performed all of the agreements and covenants required by this Agreement and each of the Ancillary Agreements to be performed or complied with by them on or prior to the Closing.
          (c) Acquiror shall have been furnished with a certificate of an officer of each of the Parent and the Company, each dated as of the Closing Date, certifying to the fulfillment of all of the conditions set forth in subsections (a) and (b) of this Section 7.01.
     SECTION 7.02 Authorizing Resolutions. Each of the Parent and the Company shall deliver to Acquiror copies of the resolutions or consents of its board of directors or its equivalent authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and all other instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an officer of such Person.
     SECTION 7.03 Incumbency Certificate. Acquiror shall have received a certificate or certificates of an officer of each of the Parent and the Company, certifying as to the genuineness of the signatures of officers of such Person authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such officers.
     SECTION 7.04 Third Party Consents; FCC. The Parent and the Company shall have received all Required Consents with respect to all Material Contracts marked with an asterisk. The Parent, the Company and the Company Subsidiary, as applicable, shall have given all Required Notices and shall have delivered to Acquiror copies thereof. The FCC action granting the FCC’s consent to the Merger shall have become a Final Order, free of any conditions adverse to the Business, the business of the Company Subsidiary or to the business of Acquiror or its Affiliates, except for such conditions that are generally applicable to cellular or personal communications system licenses. For the purposes of this Agreement, the term “Final Order” shall mean action by the FCC or its staff acting under delegated authority as to which (a) no request for stay by the FCC, as applicable, of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (b) no timely petition for review, rehearing or reconsideration of the action is pending before the FCC, and the time for filing any such petition has passed; (c) the FCC does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the FCC’s action, as applicable, is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

     SECTION 7.05 Regulatory and Corporate Opinions of Counsel for the Parent. The Parent shall have caused its counsel to deliver to Acquiror written legal opinions in form and substance reasonably satisfactory to Acquiror, which opinions shall be dated the Closing Date.
     SECTION 7.06 No Threatened or Pending Litigation. On the Closing Date, no Action shall be threatened or be pending by or before any Governmental Authority having jurisdiction over the Business, the business of the Company Subsidiary, the Equityholders, the Company, the Company Subsidiary or the Company’s or the Company Subsidiary’s assets or properties in which it is sought to restrain, prohibit or condition the consummation of the transactions contemplated hereby or to obtain damages or other relief in connection with this Agreement or any other Acquisition Document, or the consummation of the transactions contemplated hereby or thereby, or which could reasonably be expected to have a Company Material Adverse Effect.
     SECTION 7.07 Release of Liens. Before or at the Closing, the Parent shall have furnished to Acquiror documentation reasonably satisfactory to Acquiror releasing all Liens, except for Permitted Liens.
     SECTION 7.08 HSR Act. Any waiting period and any extensions thereof under the HSR Act shall have expired or been terminated.
     SECTION 7.09 No Company Material Adverse Effect. Since the date of this Agreement, there shall have been no change, event or condition of any character which, in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. As used herein, the term “Company Material Adverse Effect” means any fact, event, circumstance or condition that, individually or in the aggregate with any other fact, event, circumstance or condition, has had, or would reasonably be expected to have a material adverse effect on the Business, assets, Liabilities, properties, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiary, taken as a whole or upon the ability of the Equityholders or the Parent to consummate or perform the transaction contemplated by this Agreement; provided, however, that the effects of any events, circumstances or conditions resulting from changes, developments or circumstances in worldwide or national conditions (political, economic, or regulatory) that adversely affect generally the market where the Cellular System is operated or affect generally industries engaged in the telecommunications business (including proposed legislation or regulation by any governmental or regulatory body or the introduction of any technological changes in the telecommunications industry), provided that the Company, a Company Subsidiary, the business of a Company Subsidiary or the Business is not materially disproportionately affected, shall not constitute a Company Material Adverse Effect.
     SECTION 7.10 Deliveries. The Parent shall have delivered or caused to be delivered to Acquiror each of the following:
          (a) a certificate signed by an authorized officer of the Parent dated the Closing Date, stating that the conditions specified in Sections 7.01, 7.06 and 7.09 have been satisfied;
          (b) payoff letters in customary form relating to the repayment of the Indebtedness other than the Notes which are to be repaid as provided under Section

2.05(b)(iv)(D), together with UCC-3 termination statements or similar documents evidencing the termination of, or Company’s right to terminate, all Liens relating to such Indebtedness;
          (c) payoff letters, in form and substance reasonably acceptable to Acquiror (the “Noteholder Payoff Letters”) executed by each Noteholder who has exercised its Put, which shall contain payment instructions and set forth the amounts necessary to satisfy in full the Company’s obligations under the Put Notes;
          (d) resignations of the officers and directors of the Company and the Company Subsidiary and customary releases signed by such officers and directors, in form and substance reasonably acceptable to Acquiror;
          (e) a copy of the Company’s and the Company Subsidiary’s Certificate of Organization certified by the Secretary of State of Delaware and a certificate of good standing of the Company and the Company Subsidiary from Delaware and each jurisdiction in which the Company or such Company Subsidiary is duly qualified to transact business, in each case dated within fifteen (15) days (30 days in the case of any non-U.S. jurisdiction) of the Closing Date;
          (f) certified copies of the resolutions duly adopted by each of the Company’s and the Parent’s board of directors or equivalent governing body authorizing such Person’s execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation of all transactions contemplated hereby and thereby and certifying a copy of the LLC Agreement;
          (g) a Certificate of Merger in the form required by Delaware Law, duly executed by the Company and in form and substance satisfactory to Acquiror;
          (h) a certified copy of the written consent of the Majority Holders authorizing the Company’s execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation of all transactions contemplated hereby and thereby;
          (i) the Parent shall have delivered to Acquiror certification of non-foreign status for each Equityholder dated as of the Closing Date and complying with the requirements of Treasury Regulation Sections 1.1445-2(b)(2);
          (j) a certification as to the status of all of the Notes and whether they have been Put, converted or remain outstanding as of the Closing; and
          (k) a duly executed separation and general release agreement, in form and substance reasonably satisfactory to Acquiror, from each Excluded Employee.
     SECTION 7.11 Ancillary Agreements. Each Equityholder shall have executed each of the Ancillary Agreements to which each such Equityholder is a party.
     SECTION 7.12 Termination of Management Incentive Equity Plan. The Company shall have terminated its Management Incentive Equity Plan.

     SECTION 7.13 Dissenting Units. The Units representing Dissenting Units shall constitute no more than three percent (3%) of the issued and outstanding Units as of the Closing Date.
     SECTION 7.14 Inventory Audit. The Parent and the Company shall permit, and shall cause the Company Subsidiary to permit, representatives of Acquiror to take a physical audit of the inventory of the Company and the Company Subsidiary within a reasonable time prior to Closing (which may be the afternoon or evening prior to the Closing Date).
     SECTION 7.15 E911 Service. Not later than September 15, 2006, the Company and the Company Subsidiary shall have completed implementation of Phase I and Phase II E911 service in each county where a request for such service has been made, and not retracted in writing by the applicable Public Safety Answering Point on or before March 15, 2006.
     SECTION 7.16 Perfection of CGSA in West Virginia RSA 6. The Company shall have delivered evidence reasonably satisfactory to Acquiror that (a) the FCC has revised its records to reflect that the Company is the only Band A cellular licensee of the CGSA in McDowell and Wyoming counties in West Virginia, and (b) no other Person has an authorized CGSA on channel block A covering any geographic area in those two counties (provided, however, that the parties hereby agree that the evidence provided to Acquiror to date is not reasonably satisfactory).
     SECTION 7.17 Unjust Enrichment Penalties. The Company shall have delivered to Acquiror evidence reasonably satisfactory to Acquiror that any Unjust Enrichment Penalty assessed in connection with the consummation of the transactions contemplated hereby has been paid to the FCC in accordance with Section 6.09.
     SECTION 7.18 Microwave Relocation. The Company shall have delivered to Acquiror evidence reasonably satisfactory to Acquiror that any microwave cost-sharing obligations arising under 47 C.F.R. §24.239 and relating to the Company’s and the Company Subsidiary’s operation of the Cellular System prior to the Closing have been satisfied in accordance with Section 6.15.
     SECTION 7.19 E911 Fines. The Company shall have delivered to Acquiror evidence reasonably satisfactory to Acquiror that any fine or forfeiture or other penalty assessed against the Company or the Company Subsidiary with respect to its or their failure to comply with the FCC’s rules regarding deployment of E911 service has been timely remitted in full to the FCC or other Governmental Authority as required thereby in accordance with Section 6.16.
ARTICLE VIII
CONDITIONS PRECEDENT TO THE PARENT’S AND THE COMPANY’S OBLIGATION TO CLOSE
     The obligations of the Parent and the Company under this Agreement with respect to the Merger shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by the Parent.

     SECTION 8.01 Accuracy of Representations and Warranties; Performance of this Agreement
          (a) Each of the representations and warranties made by Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date (unless any representation or warranty is given as of a particular date in which case such representation or warranty will be considered only as of such particular date) provided, however, that, for purposes of determining the accuracy of such representations and warranties, all representations and warranties made by Acquiror in this Agreement that are qualified by materiality qualifications shall be true and correct in all respects on and as of the Closing Date.
          (b) Acquiror shall have complied with and performed all of the agreements and covenants required by this Agreement and each of the Ancillary Agreements to be performed or complied with by it on or prior to the Closing.
          (c) The Parent shall have been furnished with a certificate of an officer of Acquiror, dated as of the Closing, certifying to the fulfillment of the conditions set forth in subsections (a) and (b) of hereof.
     SECTION 8.02 Authorizing Resolutions. Each of Acquiror and Merger Sub shall have delivered to the Parent copies of the authorizing resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and all other instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an authorized officer of Acquiror.
     SECTION 8.03 No Threatened or Pending Litigation. On the Closing Date, no Action shall be threatened or be pending by or before any Governmental Authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages or other relief in connection with this Agreement or any other Ancillary Agreement, or the consummation of the transactions contemplated hereby or thereby, or which could reasonably be expected to have a Acquiror Material Adverse Effect. As used herein, the term “Acquiror Material Adverse Effect” means a material adverse effect on the ability of the Acquiror or Merger Sub to consummate or perform the transactions contemplated by this Agreement or to pay the Equityholders’ Closing Payment at the Closing.
     SECTION 8.04 Incumbency Certificate. Each of Acquiror and Merger Sub shall have delivered to the Parent a certificate of its secretary, certifying as to the genuineness of the signatures of its representatives authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such representatives.
     SECTION 8.05 FCC. The FCC shall have consented to the Merger.
     SECTION 8.06 HSR Act. Any waiting period and any extensions thereof under the HSR Act shall have expired or been terminated.

     SECTION 8.07 Purchase Price. Acquiror shall pay contemporaneously with the Closing (a) to the Equityholders’ Representative, the Equityholders’ Closing Payment and (b) to the Noteholders who have exercised the Put, the Put Purchase Price.
     SECTION 8.08 Ancillary Agreements. Each of Acquiror and Merger Sub shall have executed each of the Ancillary Agreements to which it is a party.
     SECTION 8.09 Certificate of Merger. Acquiror shall have delivered to the Parent a Certificate of Merger in the form required by Delaware Law duly executed by Merger Sub and in a form and substance satisfactory to Parent.
ARTICLE IX
INDEMNIFICATION
     SECTION 9.01 Indemnification by Parent.
          (a) Subject to the limitations set forth in this Agreement, from and after the Closing, the Acquiror and its Affiliates (including the Company and the Company Subsidiary following the Closing), officers, directors, employees, agents, successors and assigns (each an “Acquiror Indemnified Party”) shall be indemnified and held harmless by the Parent for any and all Losses suffered or incurred by them, arising out of or resulting from or in connection with:
     (i) The breach of any representation or warranty made by the Parent, the Company or any Equityholder contained in the Acquisition Documents;
     (ii) The breach of any covenant or agreement by the Parent or the Company or any Equityholder contained in the Acquisition Documents; or
     (iii) For any amount paid to a Dissenting Unitholder and the cost of any appraisal process.
          (b) Except as set forth herein to the contrary, no claim may be made against the Parent for indemnification pursuant to Section 9.01(a)(i) or 9.01(a)(ii) with respect to any individual item of Loss or items of Loss unless the aggregate of all such Losses of the Acquiror Indemnified Parties shall exceed $250,000 (the “Deductible”), in which event the Parent shall be liable for indemnification for the excess amount of all such Losses up to the maximum amount of $3,000,000 (the “Cap”); provided, however, that the amount of the Cap shall be increased by the amount of Losses of the Acquiror Indemnified Parties that arise out of a breach of the representations and warranties contained in Section 4.12(h) (ETC Status) or the covenant contained in Section 6.04(a)(i), up to a maximum Cap amount of $5,000,000. Notwithstanding anything to the contrary contained herein, the Parent shall not be responsible for any Losses in respect of claims made under this Article IX in excess of the aggregate proceeds received by the Parent (the “Aggregate Proceeds Limit”). In addition, neither the Deductible nor the Cap shall apply (i) for Losses suffered by the Acquiror Indemnified Parties as a result of fraud or intentional misrepresentation, or (ii) to Losses suffered by the Acquiror Indemnified Parties in respect of a breach of the representations and warranties set forth in the second sentence of Section 4.01 (Organization, Authority and Qualification of the Parent), Section 4.02 (Organization, Authority and Qualification of the Company and the Company Subsidiary),

Section 4.03 (Authorized and Outstanding Units), Section 4.13(a) (Environmental and Other Permits and Licenses; Related Matters), the second sentence in Section 4.18(a) (Assets), Section 4.22 (with respect to income Taxes only) and Section 4.27 (Indebtedness) (collectively, the “Specified Representations”), for breaches of the covenants contained in Section 6.04(a)(xv) (Dividends and Distributions), the second and third sentences of Section 6.06(a) (System Employees), Section 6.07(a) and (b) (Non-Competition, Non-Solicitation; No Shop), Section 6.10(a) (Tax Changes) or as provided in Section 9.01(iii) above, for which claims may be made irrespective of the Deductible and the Cap, but subject to the Aggregate Proceeds Limit. Any payments by the Parent pursuant to this Section 9.01 shall first may be made by causing the Escrow Agent to pay funds held by the Escrow Agent pursuant to the Escrow Agreement in the amount equal to the amount owed by Parent pursuant to this Section 9.01.
     SECTION 9.02 Indemnification by Acquiror.
          (a) The Parent and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Parent Indemnified Party”) shall be indemnified and held harmless by the Acquiror (without giving effect to any qualification of materiality or any variation thereof that may be contained in the applicable representation, warranty or covenant) for any and all Losses arising out of or resulting from:
     (i) The breach of any representation or warranty made by the Acquiror contained in the Acquisition Documents; or
     (ii) The breach of any covenant or agreement by the Acquiror contained in the Acquisition Documents.
Parent shall have no claim against or any right of contribution from the Company or the Company Subsidiary in respect of matters for which an Acquiror Indemnified Party is entitled to indemnification (contractual or otherwise).
     SECTION 9.03 Notice to the Indemnifying Party. Promptly after the assertion of any claim by a third party or occurrence of any event that would reasonably be expected to give rise to a claim for indemnification from an indemnifying party (the “Indemnifying Party”) under this Article IX, an indemnified party (the “Indemnified Party”) shall promptly notify the Indemnifying Party in writing of such event or claim and shall describe in reasonable detail to the extent then practicable the facts and circumstances with respect to the subject matter of such event or claim or action and the basis on which indemnification is sought pursuant to this Agreement; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is prejudiced by such failure.
     SECTION 9.04 Rights of Parties to Settle or Defend. The Indemnifying Party shall have the right to assume, with counsel of its own choosing and at its own expense, the defense or settlement of any matter, claim or proceeding by a third party for which the Indemnified Party is seeking indemnification pursuant to this Agreement. If the Indemnifying Party elects to assume the defense of such claim, the Indemnified Party shall have the right to participate therein, and in respect thereof be represented, at its own expense, by its own counsel and accountants, their participation to be reasonably coordinated by the Indemnifying Party. In either case, the Indemnified Party shall make available to the Indemnifying Party and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof. If the Indemnifying Party elects to assume the defense of any such third party claim or proceeding, (i) the Indemnifying Party cannot settle such claim or proceeding without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, and (ii) the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party, subject to the last sentence of this Section 9.04, withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability. If the Indemnifying Party shall fail to defend, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to prosecute in good faith or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof (any such settlement shall not require the consent of the Indemnifying Party as contemplated by the preceding sentence) and the Indemnifying Party shall be obligated to pay the reasonable fees, costs and expenses of one firm of counsel chosen by the Indemnified Party to defend or settle any third party claim that is the subject thereof and the Indemnifying Party will make available to the Indemnified Party and its attorneys and accountants, at all reasonable time during normal business hours, all books, records and other documents in its possession or the possession of its defense counsel and other consultants relating to such claim and shall otherwise cooperate with the Indemnified Party in the defense or settlement thereof.
     SECTION 9.05 Indemnification Limitation. The amount of any Losses payable hereunder shall be: (a) reduced by any insurance proceeds which any Indemnified Party collects with respect to the event or occurrence giving rise to such Losses and (b) reduced by any amounts which any Indemnified Party collects from third parties in connection with Losses for which indemnification is sought under this Article IX in each case net of the cost of collection. The Indemnified Party shall use commercially reasonable efforts to collect any such insurance proceeds or sums that would reasonably be expected to be due from third parties unless Acquiror determines in its good faith reasonable judgment it would have an adverse impact on the Company, the Business, Acquiror or its Affiliates. If an Indemnified Party collects proceeds from any insurance company or third party and receives a payment for indemnification hereunder, and the sum of such proceeds and payment is in excess of the Losses with respect to the matter that is the subject of the indemnity, then the Indemnified Party thereof shall promptly refund to the Indemnifying Party the amount of such excess.
     SECTION 9.06 Survival of Representations and Warranties.
          (a) Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties contained in this Agreement, shall survive the Closing until the fifteen (15) month anniversary of the Closing Date; provided, however, that (i) except as described herein, the Specified Representations shall survive indefinitely, (ii) the representations and warranties made in Section 4.22 shall survive until the date that is the sixtieth (60th) day following the expiration of the applicable statute of limitations and (iii) the representations and warranties made in Section 4.24 shall survive the Closing until the second anniversary of the Closing Date. Neither the period of survival nor the Liability with respect to representations and warranties shall be reduced by any investigation made at any time by or on behalf of an indemnified party. Except to the extent disclosed on the Disclosure Schedule hereto, if written notice of a claim has been given prior to the expiration of the applicable representations and warranties in accordance herewith, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
          (b) The Parent’s and Acquiror’s respective indemnification obligations under Section 9.01(a)(i) and 9.02(a)(i) shall be determined without giving effect to any qualification or exception with respect to “material” or “materiality” or similar language in any representation, warranty or covenant of the Company, the Parent or Acquiror, respectively.
     SECTION 9.07 Equityholders’ Representative. As, and by voting in favor of or consenting to the Merger and/or by virtue of the approval of the Merger and or by virtue of tendering their Units to receive their share of the Merger Consideration, the Equityholders shall be deemed to have irrevocably designated Parent as the “Equityholders’ Representative”, to represent the Equityholders, their respective successors, heirs, representatives and assigns as representative, agent and attorney-in-fact from and after the date hereof in all matters relating to the Acquisition Documents and the contemplated transactions, including the exercise of the power and authority to take any and all actions and make any and all decisions required or permitted to be taken or made by Equityholders under this Agreement following the Closing. Further, each Equityholder fully and completely, without restriction: (i) agrees to be bound by all notices received or given by, and all agreements and determinations made by, and all documents executed and delivered by the Equityholders’ Representative under the Acquisition Documents after the Closing Date, including, without limitation, any and all documents executed and delivered and all determinations made by the Equityholders’ Representative with respect to any of the matters set forth in subsection (ii) below; (ii) authorizes the Equityholders’ Representative, on and after the Closing Date (A) to assert claims, make demands and commence Actions on behalf of such Equityholder and under the Acquisition Documents, (B) to dispute or to refrain from exercising remedies available to such Equityholder under, and exercise or refrain from exercising remedies available to such Equityholder under, the Acquisition Documents, and to sign any releases or other documents with respect to such dispute or remedy (and to bind such Equityholder in so doing), (C) to give such instructions and do such other things and refrain from doing such things as the Equityholders’ Representative shall deem appropriate to carry out the provisions of the Acquisition Documents, (D) to give any and all consents and notices under the Acquisition Documents, (E) to perform all actions, exercise all powers, and fulfill all duties otherwise assigned to the Equityholders’ Representative in this Agreement, (F) to withhold payments to such Equityholder in an amount equal to its Reserve Share, determined in accordance with Part IV of Schedule 2.03, to establish a reserve, in the Reserve Amount, out of funds otherwise payable to such Equityholders pursuant to the provisions of this Agreement for the payment of any amounts Equityholder’s Representative deems necessary, including with respect to amounts due in connection with indemnification obligations under Article IX, and (G) to negotiate and resolve any dispute arising with respect to the indemnification obligations set forth in Article IX and the payment of any Escrow Amount pursuant to this Agreement; (iii) authorizes and directs the Equityholders’ Representative to receive all payments under the Acquisition Documents payable to Equityholders on or after the Closing Date on its behalf, to invest such funds pending their disbursement in such manner as the Equityholders’ Representative in its sole discretion deems appropriate (subject to the terms of this Agreement); and to disburse pro rata any payments due to such Equityholder under the Acquisition Documents. Each Equityholder agrees that (a) the provisions of this Section 9.08 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies any Equityholder may have in connection with the transactions contemplated by the Acquisition Documents; (b) the remedy at Law for any breach of the provisions of this Section 9.08 would be inadequate and (c) the provisions of this Section 9.08 shall be binding upon the successors and assigns of each Equityholder. The Equityholders agree to reimburse the Equityholders’ Representative for any out-of-pocket costs and expenses it incurs in performing its services hereunder. The Equityholders shall share such reimbursement expenses, pro rata.
     SECTION 9.08 Guaranty. Faramarz Attar hereby guarantees all amounts payable by Parent to the Acquiror Indemnified Parties under Article IX, (a) for breaches of the representations and warranties made in Article IV, (b) for breaches of the covenants set forth in Sections 6.04(a)(xv), 6.07(a), 6.07(b) and 6.14 and (c) in the event of fraud or in the event of intentional misrepresentation pursuant to the terms of the Acquisition Documents; provided, however, that in the case of (a) and (b), the amount of such guarantee shall not exceed the portion of Merger Consideration actually received by Faramarz Attar and not repaid to the Parent to enable the Parent to fulfill its indemnification obligations under Article IX, after the payment of Taxes thereon arising out of or in connection with the transactions contemplated hereby.
     SECTION 9.09 Indemnification of Equityholders’ Representative. The Parent and the Equityholders shall severally indemnify and save harmless the Equityholders’ Representative from and against any and all liability, including all expenses reasonably incurred in its defense and all costs and expenses reasonably incurred in enforcing its right to indemnification hereunder, to which the Equityholders’ Representative shall be subject by reason of any action taken or omitted to be taken, except as may result from the Equityholders’ Representative’s gross negligence or willful misconduct. The Equityholder’s Representative shall be entitled to deduct from any portion of the Escrowed Amount released to the Equityholders’ Representative from the Escrow, any amounts necessary to satisfy such indemnification obligations. This Section 9.09 shall survive the termination of this Agreement.
ARTICLE X
CONFIDENTIALITY AND PRESS RELEASES
     SECTION 10.01 Confidentiality. The Non-Disclosure Agreement dated October 24, 2005 between the Company and Dobson Cellular Systems, Inc. (the “NDA”), which NDA shall be binding upon Acquiror as if Acquiror were a party thereto, and which NDA shall apply to all information provided to Acquiror, Dobson Cellular Systems, Inc. or their respective Affiliates pursuant to the NDA or this Agreement, shall remain in effect in accordance with its terms, except that it may only be terminated with respect to information related to the Cellular System upon termination of this Agreement. The obligations of Acquiror under the NDA and under this Article X shall terminate as of the Closing.

     SECTION 10.02 Press Releases. Subject to Section 10.03, no press release or public disclosure or disclosure to any third party, either written or oral, of the existence or terms of this Agreement shall be made by any of Acquiror, Merger Sub, on the one hand, Parent, the Company and the Attars on the other hand without the consent of the other, and Acquiror and the Parent shall each furnish to the other advance copies of any release which it and, in the case of Equityholders, the Attars or Alta if applicable, proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which Acquiror or Parent, as the case may be, proposes to make such press release.
     SECTION 10.03 Disclosures Required By Law. This Article X shall not, however, be construed to prohibit any party from making any disclosures to any Governmental Authority that it is required to make by Law or from filing this Agreement with, or disclosing the terms of this Agreement to, any Governmental Authority or any institutional lender to such party, or prohibit the Parent, Acquiror or any of their Affiliates from disclosing to its shareholders, members, investors, partners, accountants, auditors, attorneys, parent company and broker/dealers such terms of this transaction as are customarily disclosed to them in connection with the sale or acquisition of a cellular telephone or personal communications system; provided, however, that any such party shall be informed of the confidential nature of such information and shall agree to keep such information confidential in accordance with the terms of Section 10.01 hereof; and provided, however, that each party shall provide to the other reasonable advance copies of any public release except where the provision of such advance notice is not permissible.
ARTICLE XI
TERMINATION
     SECTION 11.01 Breaches and Defaults; Opportunity to Cure. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the “Non-Breaching Party”) believes the other (the “Breaching Party”) to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon if such breach is curable the Breaching Party shall have thirty (30) days from the receipt of such notice to cure such breach to the reasonable satisfaction of the Non-Breaching Party; provided, however, that if such breach is curable but is not capable of being cured within such period and if the Breaching Party shall have commenced action to cure such breach within such period and is diligently attempting to cure such breach, then the Breaching Party shall be afforded an additional thirty (30) days to cure such breach; provided, however, Acquiror shall have no opportunity to cure the breach of its obligations to deliver any required portion of the Purchase Price to be delivered at Closing; and provided, further, however, that the cure period for a breach shall in no event extend beyond the Outside Date (as defined in Section 11.02(e)). If the breach is not cured within such time period, then the Breaching Party shall be in default hereunder and the Non-Breaching Party shall be entitled to terminate this Agreement (as provided in Section 11.02). This right of termination shall be in addition to, and not in lieu of, any rights of the Non-Breaching Party under Section 6.07(d) or Article IX of this Agreement. Notwithstanding anything to the contrary set forth in this Section 11.01, the provisions of this Section 11.01 shall not apply in the event Acquiror fails to deliver the Purchase Price even though all of the closing conditions set forth in Article VII have been satisfied.

     SECTION 11.02 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned, by written notice given to the other party hereto, at any time prior to the Closing:
          (a) by mutual written consent of the Parent and Acquiror;
          (b) by either Acquiror or the Parent, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise permanently prohibiting the transaction contemplated by this Agreement (which Parent and Acquiror shall have used all commercially reasonable efforts to have lifted or reversed) and such order, decree, ruling or other action shall have become final and nonappealable;
          (c) by either the Parent or Acquiror if the Closing shall not have occurred on or before that first anniversary of the date of this Agreement (the “Outside Date”), unless the failure to have the Closing shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing;
          (d) by either the Parent or Acquiror upon Alta’s execution of a binding purchase agreement pursuant to its issuance of a Notice of Interest;
          (e) by the Parent in the event Acquiror is in breach of any of its obligations under this Agreement and such breach has not been cured or waived within thirty (30) days of the delivery of written notice of such breach;
          (f) by the Acquiror in the event the Parent or Company is in breach of any of their obligations under this Agreement and such breach has not been cured or waived within thirty (30) days of the delivery of written notice of such breach;
          (g) by either the Parent or Acquiror if Acquiror’s Board of Directors has not approved Acquiror’s execution, performance and delivery of the Acquisition Documents on or before June 22, 2006 at 2 p.m. Central Time; or
          (h) by Acquiror on or before June 22, 2006 at 2 p.m. Central Time if Acquiror determines in its sole and absolute discretion, and has notified Parent in writing, that it is not satisfied with the results of its due diligence review of the Company, the Company Subsidiary, the Company’s Business or the business of the Company Subsidiary, including, without limitation, any revised Disclosure Schedules delivered prior thereto pursuant to Section 6.08 following June 22, 2006.
ARTICLE XII
MISCELLANEOUS
     SECTION 12.01 Additional Instruments of Transfer. (a) From time to time after the Closing, each party shall, if requested by another party, make, execute and deliver such additional assignments, bills of sale, deeds and other instruments, as may be reasonably necessary or proper to carry out the specific provisions of this Agreement, including those needed to transfer to Acquiror all of the Parent’s or any Affiliate of the Parent’s right, title and interest in and to any assets used primarily in the Business or the business of the Company Subsidiary. Such efforts and assistance shall be at the cost of the requesting party.
     SECTION 12.02 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered, sent by telecopier, recognized overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

If to Equityholders:

Highland Cellular Holdings, Inc., as Equityholders’ Representative

Pre-Closing:

550 North Eisenhower Drive
Beckley, West Virginia 25801-3157
Attention: David McClure, Senior Vice President, Chief Financial Officer & Secretary
Facsimile No: (304) 252-1852

Post-Closing:

707 South Gulfstream Avenue
Sarasota, FL 34326
Attention: Faramarz Attar
Facsimile No:

with a required copy to:

Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020-1089
Attention: Paul A. Gajer, Esq.
Facsimile No.: (212) 768-6800

If to the Parent or the Company:

Highland Cellular Holdings, Inc.
Pre-Closing:

550 North Eisenhower Drive
Beckley, West Virginia 25801-3157
Attention: David McClure, Senior Vice President, Chief Financial Officer
& Secretary
Facsimile No: (304) 252-1852

Post-Closing:

707 South Gulfstream Avenue
Sarasota, FL 34326
Attention: Faramarz Attar
Facsimile No:

with a required copy to:

Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020-1089
Attention: Paul A. Gajer, Esq.
Facsimile No.: (212) 768-6800

If to Acquiror:

American Cellular Corporation
14201 Wireless Way
Oklahoma City, Oklahoma 73134
Attention: Ronald L. Ripley, Senior Corporate Counsel
Facsimile No.: (405) 529-8765

with a required copies to:

Edwards Angell Palmer & Dodge, LLP
2800 Financial Plaza
Providence, Rhode Island 02903
Attention: Peter J. Barrett, Esq.
Facsimile No.: (401) 276-6611

Edwards Angell Palmer & Dodge, LLP
111 Huntington Avenue
Boston, Massachusetts 02199
Attention: Bruce W. Raphael, Esq.
Facsimile No.: (617) 227-4420
     Notices delivered personally shall be effective upon delivery. Notices transmitted by telecopy shall be effective when received, provided that the burden of proving notice when notice is transmitted by telecopy shall be the responsibility of the party providing such notice. Notices delivered by overnight mail shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or 72 hours after mailing, whichever is earlier.
     SECTION 12.03 Expenses. Except as otherwise provided herein, each party shall bear its own expenses and costs incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; provided that Acquiror shall bear the expense of all Hart-Scott-Rodino Act filing fees (if applicable). Notwithstanding the foregoing, the Acquiror on one hand and the Company on the other shall pay one-half of (the “Shared Expenses”): (a) all real estate transfer Taxes and real estate recording fees, if any, (b) all filing and application fees paid to Governmental Authorities (except with respect to the Hart-Scott-Rodino Act filing fee) and (c) all sales and transfer Taxes. The Parent or the Company shall pay any and all fees due to Media Venture Partners (provided, however, if any such fee is paid by the Company, then, to the extent not already included in Transaction Expenses, the unpaid amount shall be deducted from the Merger Consideration).
     SECTION 12.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without application of principles of conflicts of law). In connection with any controversy arising out of or related to this Agreement, the Parent, the Company, the Equityholders’ Representative and Acquiror hereby irrevocably consent to the jurisdiction of the United States District Court for the District of Delaware, if a basis for federal court jurisdiction is present, and, otherwise, in the state courts of the State of Delaware. The Parent, the Company, the Equityholders’ Representative and Acquiror each irrevocably consent to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts.
     SECTION 12.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed, except that Acquiror may assign its rights and obligations hereunder to Dobson Cellular Systems, Inc. so long as such assignment does not hinder or delay more than thirty (30) days (but not beyond the Outside Date) the granting or receipt of any Required Consents or the Closing or require additional consents or approvals or filings (other than ministerial filings with the FCC) and provided that such party assumes in writing all of the obligations of the Acquiror hereunder.
     SECTION 12.06 Successors and Assigns. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.
     SECTION 12.07 Amendments; Waivers. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.
     SECTION 12.08 Entire Agreement. Except for the NDA, this Agreement merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.
     SECTION 12.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile signatures shall be deemed original signatures.
     SECTION 12.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any person.
     SECTION 12.11 Section Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
     SECTION 12.12 Further Assurances. Following the Closing, the Parent and the Company agree to provide to Acquiror from time to time any information that the Parent, the Company, the Company Subsidiary or any Equityholder possesses with respect to the operation of the Business or the business of the Company Subsidiary prior to the Closing which the Acquiror reasonably requests in the future in connection with the Acquiror’s financing efforts now or in the future.
     SECTION 12.13 Third Parties. Nothing herein, expressed or implied, is intended to or shall confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     SECTION 12.14 Remedies. The parties acknowledge and agree remedies at law, including monetary damages, will be inadequate in the event of a breach by either the Parent or the Company in the performance of its obligations under this Agreement. Accordingly, the parties agree that in the event of any such breach by the Parent or the Company prior to the Closing, Acquiror shall be entitled, among other remedies, to a decree of specific performance.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed by its duly authorized representative as of the day and year first above written.

PARENT:

HIGHLAND CELLULAR HOLDINGS, INC.

By:	/s/ Marz Attar

Name:	Marz Attar

Title:	Chairman

COMPANY:

HIGHLAND CELLULAR, LLC

By:	/s/ Jonathan D. Foxman

Name:	Jonathan D. Foxman

Title:	President & CEO

ACQUIROR:

AMERICAN CELLULAR CORPORATION

By:	/s/ Thomas A. Coates

Name:	Thomas A. Coates

Title:	Vice President

MERGER SUB:

HIGHLAND ACQUISITION SUB, LLC

By:	American Cellular Corporation, its Sole Member

By:	/s/ Thomas A. Coates

Name:	Thomas A. Coates

Title:	Vice President

EQUITYHOLDERS’ REPRESENTATIVE:

HIGHLAND CELLULAR HOLDINGS, INC.

By:	/s/ Tom Attar

Name:	Tom Attar

Title:	Vice President

ATTARS:

For Purposes of Sections 6.07 and 9.08 only:

/s/ Faramarz Attar

FARAMARZ ATTAR

For Purposes of Section 6.07 only:

/s/ Tom Attar

TOM ATTAR